UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

JOHN B. SANFILIPPO & SON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1703 North Randall Road

Elgin, Illinois 60123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

on November 3, 2022

TO THE STOCKHOLDERS:

The Annual Meeting of stockholders of John B. Sanfilippo & Son, Inc. will be held on Thursday, November 3, 2022, at 11:30 A.M., Central Time. We have decided to hold this year’s Annual Meeting via a live audio-only webcast.

Instructions on how to participate in the Annual Meeting are posted at http://www.proxydocs.com/JBSS. Prior registration to attend the Annual Meeting at http://www.proxydocs.com/JBSS is required, which must be completed by 5:00 P.M., Eastern Time, on November 1, 2022. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will also permit you to submit questions as described herein.

The Annual Meeting will be held for the following purposes:

1.	Elect directors;

2.	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 fiscal year;

3.	Conduct an advisory vote to approve executive compensation; and

4.	Transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on September 6, 2022, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be available for inspection by any stockholder for 10 days preceding the meeting at 1703 N. Randall Road, Elgin, Illinois 60123 and will also be available for inspection at the Annual Meeting. To access the list during the Annual Meeting, you must first register as described above, and then visit http://www.proxydocs.com/JBSS.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including this Proxy Statement and Annual Report, at the website address http://www.proxydocs.com/JBSS. All stockholders of record were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. Stockholders who are beneficial owners of our stock held in street name (e.g., holding shares of our stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card, Internet Notice or voting instruction card.

Whether or not a stockholder plans to attend the Annual Meeting and vote electronically, we request that the stockholder read our proxy materials and submit the stockholder’s proxy vote. A stockholder submitting a proxy vote will not affect the stockholder’s right to attend the Annual Meeting and vote electronically.

By Order of the Board of Directors

GINA M. LAKATOS Secretary

Elgin, Illinois

September 21, 2022

John B. Sanfilippo & Son, Inc. Proxy Summary

Proposal 1: Election of Directors

COMMON STOCK DIRECTORS

Name	Tenure	Key Skills
Pamela Forbes Lieberman	2 years

•  Manufacturing, distribution and retail experience, including in the food industry

•  Strategy, M&A and executive management, including CEO background

•  Family-controlled companies and public companies board experience, including roles as Board Chair, and Chair roles of Audit Committees and a Strategy Committee

•  Background in finance, audit and accounting

Mercedes Romero	1 year

•  Food and beverage, CPG and retail experience

•  Supply chain and procurement background

•  Sales, manufacturing and distribution oversight experience

•  Sustainability experience

•  Latino Corporate Directors Association Board Ready Institute, Certified

Ellen C. Taaffe	11 years	• Consumer packaged goods experience • Brand management, strategy and sales experience • Public company board experience • NACD Certified Board Director and Board Leadership Fellow

Common Stock Director Refreshment: Ms. Forbes Lieberman was elected to the Board in 2020, Ms. Romero was elected to the Board in 2021. Both are independent directors.

Gender and Diversity: Common Stock Directors nominees are all female. One Common Stock Director identifies as diverse.

CLASS A DIRECTORS

Class A Director Refreshment: Ms. Lisa A. Sanfilippo and Mr. James A. Valentine joined the Board in 2021.

Gender and Diversity: Together with the Common Stock Directors, 40% of our Board is female and one of our directors identifies as a member of an underrepresented group.

•	See page 5 for further information about such nominees and director election matters.

Proposal 2: Ratification of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2023 fiscal year

•	See page 23 for proposal

Proposal 3: Advisory vote to approve named executive officer compensation

Compensation Program Highlights

• Compensation oriented around 50th percentile of peer group	• Approximately 99% of votes supported prior Say on Pay vote
• Annual bonus program focused on return on capital/economic valued added model	• Responsible use of equity awards with 3-year cliff vesting to promote retention
• Annual bonus capped at 2x of target	• No employment agreements
• Annual bonus program has claw back features	• Significant management team ownership of stock promotes alignment with stockholders

•	See page 25 for proposal

Corporate Governance Highlights

✓ Annual director elections
✓ Audit, Governance and Compensation Committees are comprised entirely of independent directors
✓ Regular executive sessions of independent directors
✓ Regular focus on environmental, social and governance initiatives and diversity and inclusion matters
✓ Audit Committee oversight of anti-pledging policy
✓ Quarterly cybersecurity and information security review by Audit Committee
✓ Robust director succession planning
✓ High level of independent director involvement
✓ Average Common Stock Director tenure of 4.6 years

Key Governance Changes in Fiscal 2022 and 2023

✓ Adopted an anti-pledging policy, which prohibits directors and officers from pledging shares of Common Stock that they directly own.

✓  Audit Committee, composed entirely of independent directors, oversaw significant reduction in shares pledged by stockholder trusts that own Class A Stock, oversaw the elimination of pledges of Class A Stock owned directly by directors and monitors compliance with anti-pledging policy.

✓  Enhanced shareholder outreach program implemented and communicated with a significant number of holders of our Common Stock to discuss governance matters, including the pledging of stock, as further described below.

✓ Adopted Corporate Governance Guidelines.

Annual Meeting of Stockholders	1
Proposal 1: Election of Directors	5
Nominees for Election by the Holders of Common Stock	6
Nominees for Election by the Holders of Class A Stock	9
Corporate Governance	13
Proposal 2: Ratify the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 Fiscal Year	23
Audit Committee Report	24
Proposal 3: Advisory Vote to Approve Executive Compensation	25
Compensation of Directors and Executive Officers	26
Compensation of Directors	26
Compensation Discussion and Analysis	28
Compensation of Executive Officers	38
Compensation and Human Resources Committee Report	47
Security Ownership of Certain Beneficial Owners and Management	48
Review of Related Party Transactions	52
Other Annual Meeting Matters	54

John B. Sanfilippo & Son, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 3, 2022

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc. (the “Board of Directors” or “Board”), a Delaware corporation, of proxies for use at the annual meeting of our stockholders to be held on Thursday, November 3, 2022, at 11:30 A.M., Central Time, and at any postponement or adjournment thereof (the “Annual Meeting”). This year’s Annual Meeting will be held via a live audio-only webcast. There is no physical location for the Annual Meeting. Stockholders will be able to join the meeting via a website where they can listen to the speakers, hear responses to any questions submitted by stockholders and answered by company management and vote their shares electronically. Instructions on how to participate in the Annual Meeting are posted at http://www.proxydocs.com/JBSS. Prior registration to attend the Annual Meeting at http://www.proxydocs.com/JBSS is required by 5:00 P.M., Eastern Time, on November 1, 2022.

All shares of our Common Stock, $.01 par value (the “Common Stock”), and our Class A Common Stock, $.01 par value (the “Class A Stock”), entitled to vote at the Annual Meeting which are represented by properly submitted proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has submitted a proxy may revoke it by: (a) delivering a written notice of revocation to our Secretary prior to the exercise of the proxy at the Annual Meeting; (b) duly submitting a subsequent properly executed proxy (by Internet, telephone or mail) so that it is received by 5:00 P.M., Eastern Time, on November 2, 2022 or (c) attending the Annual Meeting and voting electronically. Any written notice of revocation should be received by our Secretary at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary before the closing of the polls at the Annual Meeting.

Unless the context otherwise requires, references herein to “we”, “us”, “our”, “the company” or “our company” refer to John B. Sanfilippo & Son, Inc. The mailing address of our principal executive offices is 1703 N. Randall Road, Elgin, Illinois 60123-7820.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including this Proxy Statement and our annual report to stockholders for the 2022 fiscal year, at the Internet website address http://www.proxydocs.com/JBSS. All stockholders of record holding shares of Common Stock at the close of business on our record date of September 6, 2022 were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card or Internet Notice.

Stockholders who are beneficial owners of our Common Stock held in street name (e.g. holding shares of our Common Stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares.

This Proxy Statement was filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on September 16, 2022, and we expect to first send the Internet Notice to stockholders on or around September 21, 2022.

Record Date and Shares Outstanding

We had outstanding on September 6, 2022, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 8,929,459 shares of Common Stock (excluding 117,900 treasury shares, which are neither outstanding nor entitled to vote) and 2,597,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq Global Select Market under the ticker “JBSS”. There is no established public trading market for the Class A Stock.

Voting and Quorum

Pursuant to our Restated Certificate of Incorporation (“Restated Certificate”), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12 1/2 % of the total number of shares of Class A Stock and Common Stock outstanding, the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors (the “Common Stock Directors”). The holders of Class A Stock voting as a class are entitled to elect the remaining directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class, and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to 10 votes per share of Class A Stock.

Our Restated Certificate does not entitle holders of Common Stock to cumulative voting. However, solely with respect to the election of directors, the Restated Certificate entitles, but does not require, each holder of Class A Stock, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock (“Class A Directors”), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

The holders of our company’s capital stock representing a majority in voting power of the votes entitled to be cast by stockholders entitled to vote at the Annual Meeting, present virtually or represented by proxy, shall constitute a quorum for such meeting in order to transact any business. Where a separate vote by a class is required, a majority of the outstanding shares of such class, present virtually or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Proposals to be Voted Upon and the Board of Directors’ Recommendations

Three proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein:

•	Election of directors (Proposal 1);

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 fiscal year (Proposal 2); and

•	Advisory vote to approve executive compensation (Proposal 3).

The vote required and related matters for each of these proposals is as follows:

Proposal 1: Election of Directors

At the Annual Meeting, the holders of Common Stock voting as a class will be entitled to elect three of the ten directors. The holders of Class A Stock voting as a class will be entitled to elect the remaining seven directors. Directors elected by holders of both Common Stock and Class A Stock are elected by a plurality of the votes cast for each such class.

The Board of Directors recommends a FOR vote for Pamela Forbes Lieberman, Mercedes Romero and Ellen C. Taaffe. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the election of all director nominees to be elected by holders of Common Stock.

If any Common Stock nominee is unable to act as director because of an unexpected occurrence, the proxy holders for shares of Common Stock may vote the proxies for another person as selected by the Nominating and Governance Committee (“Governance Committee”) or the Board of Directors may reduce the number of directors to be elected, subject to the Restated Certificate and Bylaws.

Proposal 2: Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 Fiscal Year

Approval of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the company’s Independent Registered Public Accounting Firm for the 2023 fiscal year requires the affirmative vote of the holders of shares representing a majority of the votes present or represented by proxy and entitled to vote by the holders of Common Stock and Class A Stock, voting together as one class.

The Board of Directors recommends a FOR vote for the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 fiscal year. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Proposal 2.

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to SEC rules, we are providing our stockholders with an advisory, nonbinding vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and Summary Compensation Table of this Proxy Statement. Because this vote is nonbinding, there is no vote required to formally approve Proposal 3. The holders of Common Stock and Class A Stock will vote together as one class on Proposal 3.

The Board of Directors recommends a FOR vote for the advisory vote to approve executive compensation. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Proposal 3.

Effect of Abstentions

While the Board of Directors recommends that our stockholders vote in accordance with the recommendations set forth above, we also recognize that “abstain” votes are an option for Proposals 2 and 3. Please note, however, that any shares voting “abstain” are treated as shares present or represented and voting. Therefore, an “abstain” vote for Proposal 2 or 3 has the same effect as a vote “against” each respective proposal. For purposes of determining whether a quorum exists, abstentions will be counted as present.

Effect of Broker Non-Votes

Under applicable stock exchange rules, brokers and banks have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine”, such as the vote to ratify the appointment of the Independent Registered Public Accounting Firm (Proposal 2). On “non-routine” matters, such as the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3), these brokers and banks do not have discretion to vote uninstructed shares and thus are not entitled to vote on such proposals, resulting in a “broker non-vote” for those shares. Broker non-votes will not be counted for determining whether stockholders have approved a specific proposal; however, they will be counted as present for purposes of determining whether a quorum exists. We encourage all stockholders that hold shares through a broker or bank to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Other Proposals

If other matters are properly presented for a vote at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their discretion. We have not received notice of any other matters that may be properly presented for a vote at the Annual Meeting other than the election of Class A Directors by the holders of Class A Stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Ten directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her death, resignation or removal. Three directors are to be elected by the holders of Common Stock voting as a class and the remaining seven directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies for our Common Stock shall vote such proxies for such other person or persons as shall be determined by the Governance Committee or, so long as such action does not conflict with the provisions of our Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

The Board of Directors recommends that the holders of Common Stock vote “FOR” Pamela Forbes Lieberman, Mercedes Romero and Ellen C. Taaffe.

We believe that each nominee listed below under the “Nominees For Election By the Holders of Common Stock” has the qualifications, skills and experience that are consistent with our requirements for the selection of directors. Below in each nominee’s individual biography we identify and describe the background of each such nominee and other information regarding the qualifications, skills and experience of such nominee. The fact that we do not list a particular qualification, skill or experience for a nominee does not mean that the nominee does not possess that particular qualification, skill or experience.

NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Common Stock, as reported to us, is set forth below.

Pamela Forbes Lieberman, Director, age 68 – Ms. Forbes Lieberman has served as a director of Standard Motor Products, Inc. since August 2007 where she serves on the Compensation and Management Development Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee and chairs the Audit Committee. Ms. Forbes Lieberman served, until late 2017, as a director of VWR Corporation and as a director, Board Chair, and Audit Committee Chair of A. M. Castle & Co. In 2006, Ms. Forbes Lieberman served as the interim Chief Operating Officer of Entertainment Resource, Inc. Prior to such time, Ms. Forbes Lieberman served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) and prior to that as TruServ’s Chief Operating Officer and Chief Financial Officer. Prior to joining TruServ, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc. and served as an automotive industry consultant. Ms. Forbes Lieberman, a Certified Public Accountant, began her career at Price Waterhouse (now known as PricewaterhouseCoopers LLP). Ms. Forbes Lieberman holds an MBA from Kellogg School of Management, Northwestern University, and a BS in Accountancy from the University of Illinois.

Ms. Forbes Lieberman joined our Board of Directors in October 2020 and is a member of our Compensation and Human Resources Committee, is a member of our Governance Committee and is the Chairperson of our Audit Committee.

Key Qualifications and Experience; Rationale for Nomination and Election

•

Accounting and Financial Experience. Ms. Forbes Lieberman has extensive accounting and financial experience, including through her roles as Chief Financial Officer at each of ShopTalk Inc., The Martin-Brower Company, LLC and Fel-Pro, Inc. In addition, Ms. Forbes Lieberman is a Certified Public Accountant and began her career at PricewaterhouseCoopers LLP.

•

Senior Leadership Experience. Ms. Forbes Lieberman has valuable senior leadership experience in the areas of strategy, operations, finance, M&A, information technology, organization culture, crisis management and change management through her roles (among other things) as Chief Financial Officer at Fel-Pro with strategy, M&A and information technology oversight responsibilities, interim Chief Operating Officer of Entertainment Resource, Inc., and President and Chief Executive Officer of True Value Company.

•

Governance and Public Company Experience. Ms. Forbes Lieberman has extensive experience as a director of both private and public companies, including on the Board of Directors of Standard Motor Products, Inc., A.M. Castle & Co., VWR Corporation and True Value Company. Ms. Forbes Lieberman also serves on the National Association of Corporate Directors, Chicago Chapter Board of Directors.

•

Strategic and M&A Experience. Ms. Forbes Lieberman has leadership experience with growth and turnaround of global manufacturing, distribution and retail companies, including through her CFO role at Fel-Pro and her CEO role at True Value Company.

•

Risk Management/Oversight Experience. Ms. Forbes Lieberman has risk management and oversight experience through her management roles and directorships at a number of public and private companies, including at family-controlled companies. She also has risk management and oversight experience, including cyber security oversight, through directorships at public and private companies and attendance and participation in cyber security focused governance education programs.

Mercedes Romero, Director, age 55 – Ms. Romero successfully leads and has led the global operations, supply chain and procurement functions at large organizations across multiple industries, including retail, consumer goods, spirits, transportation and pharmaceuticals. She has broad experience in supply chain and procurement transformations, executing business strategy, and implementing transformational programs in complex and diverse environments across the US, Canada, Latin America, Europe, Australia and China. Today, she serves as Chief Procurement Officer at Primo Water Corporation, a $2 billion water solutions company, where she leads the formal global procurement function, reporting to the CEO and working closely with the Board of Directors. She has previously led global procurement organizations with multibillion spends and complex supply chains in various leadership roles.

Ms. Romero joined our Board of Directors in October 2021 and is a member of our Compensation and Human Resources Committee, our Governance Committee and our Audit Committee.

Key Qualifications and Experience; Rationale for Nomination and Election

•

Senior Leadership Experience. Ms. Romero has deep experience with global operations, supply chains, and procurement through executive roles in the retail, consumer goods, spirits, and pharmaceuticals industries, including her service as Vice President of Sourcing & Supply Management at Ryder System, Inc., Vice President of Procurement, Americas at Campari Group, Vice President of Global Procurement at Diageo, Vice President of Global Procurement at Starbucks and currently at Primo Water Corporation, where she serves as Chief Procurement Officer and leads the formal global procurement function.

•

Supply and Procurement Experience. Ms. Romero has experience in supply chains and procurement transformations, executing business strategies, and implementing transformational programs in complex and diverse environments across the U.S., Canada, Latin America, Europe, Australia and China.

•

Risk Management/Oversight Experience. Ms. Romero has valuable experience in enterprise risk management roles at multinational companies and has managed a variety of supply risks and business enterprise risks such as product availability and sourcing.

•

Strategic Experience. Ms. Romero has held a number of leadership positions in the area of strategic sourcing, including service as Strategic Sourcing Director at Starbucks, Global Strategic Sourcing Director at Clorox and Strategic Sourcing Department Manager at Procter & Gamble.

•

ESG Experience. Ms. Romero has developed expertise in the areas of ESG through her management experience and leading sustainability, supplier diversity, supplier failure risk management and DEI initiatives at Clorox, Starbucks, Primo Water Corporation and the Institute for Supply Management.

•

Governance and Cybersecurity. Ms. Romero has governance and cybersecurity experience through her support as a Primo Water officer, as well as her NACD training in best practices in governance and cybersecurity oversight and from her certifications from the Latino Corporate Directors Association (Board Ready Institute) and Stanford Directors’ College.

Ellen C. Taaffe, Director, age 60 – Ms. Taaffe is a senior brand management and strategy executive who has held leadership roles across several industries. She is currently a clinical professor of Management and Organizations and the Director of the Women’s Leadership Program at Northwestern University’s Kellogg School of Management, where she has served since September 2016. She has also been consulting and coaching since 2015. Previously, she was President of Smith-Dahmer Associates LLC, a research and brand strategy consulting firm, where she served from 2010 to 2015. Prior to that, Ms. Taaffe was Vice President of Brand Marketing and a Corporate Officer of the Whirlpool Corporation from 2007 to 2009. Prior to the Whirlpool Corporation, Ms. Taaffe served as Senior Vice President of Marketing and Corporate Officer of Royal Caribbean Cruises Ltd. from 2005 to 2007. Previously, Ms. Taaffe served as Vice President of Health and Wellness Strategy and Programming at PepsiCo from 2003 to 2005. She was Vice President of Marketing for Frito-Lay’s Convenience Foods Division of PepsiCo, following PepsiCo’s acquisition of the Quaker Oats Company in 2001, where she served as Vice President of Marketing for Snacks and Side Dishes. At Quaker, Ms. Taaffe held numerous positions in Brand Management and Sales Management from 1984 to 2001.

In 2015, Ms. Taaffe was appointed to serve on the Board of Directors of the Hooker Furniture Corporation, where she serves on their Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee, which she chairs. In 2018, Ms. Taaffe joined the Board of Directors of AARP Services Inc., where she serves on their Compensation and Talent Management Committee and Nominating and Governance Committee, which she chairs, and is Vice Chair of the Board. Ms. Taaffe joined our Board of Directors in January 2011 and is a member of our Audit Committee, is the Chairperson of our Governance Committee and is the Chairperson of our Compensation and Human Resources Committee. She was named a Board Leadership Fellow by the National Association of Corporate Directors (“NACD”) in 2016 and was recognized as NACD Directorship Certified in 2022.

Key Qualifications and Experience; Rationale for Nomination and Election

•

Senior Leadership Experience. Ms. Taaffe has extensive experience in senior brand management and strategy through her leadership and executive roles across several industries, including consumer packaged goods, travel & hospitality, and home durables. She has held top brand roles at PepsiCo, Quaker Oats Company, Royal Caribbean Cruises and Whirlpool Corporation.

•

Relevant Industry Experience. Ms. Taaffe has acquired valuable experience in the consumer food and beverage industry including through her roles as Vice President of Marketing for Frito-Lay’s Convenience Foods Division of PepsiCo and Vice President of Marketing for Snacks and Side Dishes at Quaker Oats Company. She also served as Vice President of Health and Wellness Strategy and Programming at PepsiCo.

•

Governance, Cybersecurity and Public Company Experience. Ms. Taaffe is a NACD Certified Board Director and an NACD Board Leadership Fellow. She serves on the Board of Directors of AARP Services, Inc. and Hooker Furniture Corporation. Ms. Taaffe’s governance and cybersecurity experience is also based on her serving on other audit committees overseeing cybersecurity risk across multiple industries and her ongoing participation in NACD training and certification programs regarding best practices in cybersecurity oversight.

•

Marketing and Product Development Experience. Ms. Taaffe has held a variety of roles in sales, sales management, marketing and product development, including service in senior marketing roles at Royal Caribbean Cruises Ltd. She has extensive experience in brand and portfolio management, P&L responsibility, marketing communications, new product development and cross-channel trade marketing with multiple leading companies.

•

ESG Experience. Ms. Taaffe has ESG related expertise through her roles as a clinical professor of leadership and Director of Women’s Leadership Programming in the Management and Organizations Department at Northwestern University’s Kellogg School of Management. She is a regular speaker, writer, panelist and coach in the areas of leadership, management style and organizational culture and change. She was a participant in the inaugural 2021 NACD ESG Continuous Learning Cohort.

NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Class A Stock, as reported to us, is set forth below.

Jasper B. Sanfilippo, Jr., Chief Operating Officer, President, Assistant Secretary and Director, age 54 – Mr. Sanfilippo has been employed by us since 1991. In November 2006, Mr. Sanfilippo was named our Chief Operating Officer and President, and, in May 2007, Mr. Sanfilippo was named our Treasurer and held that position until January 2009. Mr. Sanfilippo was appointed as a member of the Board of Directors in December 2003. Mr. Sanfilippo served as Executive Vice President Operations from 2001 to November 2006, retaining his position as Assistant Secretary, which he assumed in December 1995. Mr. Sanfilippo served as our Senior Vice President Operations in August 1999 and served as Vice President Operations between December 1995 and August 1999. Prior to that, Mr. Sanfilippo was the General Manager of our Gustine, California facility beginning in October 1995, and from June 1992 to October 1995 he served as Assistant Treasurer and worked in our Financial Relations department. Mr. Sanfilippo’s responsibilities include overseeing plant operations and walnut and pecan procurement. Mr. Sanfilippo has previously served on the Board of Directors of the National Pecan Shellers Association, an industry association of which our company is a member. Mr. Sanfilippo is the brother of Jeffrey T. Sanfilippo, an executive officer and director of our company, the brother of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, all directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, a director of our company.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•	Senior Leadership Experience. Mr. Sanfilippo has significant senior leadership experience as our Chief Operating Officer.

•	Innovation and Production Experience. Mr. Sanfilippo has an extensive background in food production, manufacture and packaging innovation and improving and streamlining our operations.

•	Risk Management/Oversight Experience. Mr. Sanfilippo has valuable experience in managing production risk and managing our capital expenditures to benefit the company’s Long-Range Plan.

Jeffrey T. Sanfilippo, Chief Executive Officer and Chairman of the Board of Directors, age 59 – Mr. Sanfilippo has been employed by us since 1991, and on November 6, 2006, Mr. Sanfilippo was named our Chief Executive Officer. Mr. Sanfilippo became a director of our company in August 1999 and was elected as our Chairman of the Board of Directors on October 30, 2008. Mr. Sanfilippo served as our Executive Vice President Sales and Marketing from January 2001 to November 2006. He served as Senior Vice President Sales and Marketing from August 1999 to January 2001 and as Vice President Sales and Marketing from October 1995 to August 1999. Prior to that, Mr. Sanfilippo served as Vice President West Coast Operations and Sales from October 1993 to September 1995 and as General Manager West Coast Operations from September 1991 to September 1993. Mr. Sanfilippo is the brother of Jasper B. Sanfilippo, Jr., an executive officer and director of our company, the brother of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, all directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, a director of our company. Mr. Sanfilippo earned his Masters of Business Administration and is an active member of the Chicago chapter of the Young Presidents’ Organization.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•	Senior Leadership Experience. Mr. Sanfilippo has significant senior leadership experience as our Chief Executive Officer.

•	Deep Industry Experience. Mr. Sanfilippo’s tenure at the company provides him with a significant knowledge of the nut and snack industry and an appreciation for our culture and values.

•	Strategic Experience. Mr. Sanfilippo has led the development of our Long-Range Plan and has experience in positioning the company for continued growth and innovation.

James J. Sanfilippo, Director, age 60 – Mr. Sanfilippo is the Chief Executive Officer of TruStar Holdings, LLC, and VIST Labs, LLC, developers and suppliers of advanced packing systems. Through August 2020, Mr. Sanfilippo served as President of the Sonoco Elk Grove, Inc. Division of Sonoco Products Company (“Sonoco”), a publicly traded, diversified global manufacturer of packaging materials. Prior to Sonoco, he served in the role of President and Chief Executive Officer of Clear Lam Packaging, Inc. (“Clear Lam”) from 1999 to July 2017, when Clear Lam was sold to Sonoco. Mr. Sanfilippo became a director of our company in October 2013. Before Clear Lam, Mr. Sanfilippo served as the founder of MAP Systems LLC, a thermoforming packaging business. From 1995 to 1999, Mr. Sanfilippo served as a Vice President and Treasurer of our company where he was responsible for our Illinois operations and contract manufacturing. From 1992 to 1994, Mr. Sanfilippo served as Director of Contract Manufacturing for our company and from 1985 to 1991 served as a Product Manager for our company. Mr. Sanfilippo is the brother of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of our company, the brother of John E. Sanfilippo and Lisa A. Sanfilippo, both directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, a director of our company. Mr. Sanfilippo has been responsible for a number of patents in the packaging industry.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•	Innovation and Production Experience. Mr. Sanfilippo has an extensive background in packaging and product innovation through history at the company and multiple packaging companies.

•	Senior Leadership Experience. Mr. Sanfilippo has significant senior leadership experience as CEO of TruStar Holdings, LLC and VIST Labs, LLC and former President and CEO of Clear Lam.

•	Deep Industry Experience. Mr. Sanfilippo’s tenure at the company provides him with a significant knowledge of the nut and snack industry and an appreciation for our culture and values.

John E. Sanfilippo, Director, age 63 – Mr. Sanfilippo is the President of Engineering at TruStar Holdings, LLC, a developer and supplier of advanced packaging systems. He became a director of our company in October 2020. Mr. Sanfilippo is also a Manager of Sanfilippo Tech, LLC, Sanfilippo Equity Partners, LLC, and VIST Labs, LLC. Through August 2020, Mr. Sanfilippo served as Vice President of Engineering of the Sonoco Elk Grove, Inc. Division of Sonoco Products Company (“Sonoco”), a publicly traded, diversified global manufacturer of packaging materials. Prior to Sonoco, Mr. Sanfilippo served as Group President of Corporate Engineering at Clear Lam Packaging, Inc. (“Clear Lam”) from 2005 to July 2017, when Clear Lam was sold to Sonoco. Before Clear Lam, Mr. Sanfilippo served as an executive with MAP Systems and Jescorp, both packaging companies. From 1975 to 1999, Mr. Sanfilippo served in varying engineering roles and manager of engineering projects for our company, including as a plant engineer. Mr. Sanfilippo is the brother of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of our company, the brother of James J. Sanfilippo and Lisa A. Sanfilippo, both directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company, and cousin of James A. Valentine, a director of our company.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•	Supply and Procurement Experience. Mr. Sanfilippo’s experience in the packaging industry has allowed him to provide oversight on a variety of supply and logistics risks.

•

Innovation and Production Experience. Mr. Sanfilippo has an extensive background in engineering and packaging innovation and bringing new products to market in a variety of industries, including the food industry.

•	Risk Management/Oversight Experience. Mr. Sanfilippo has valuable experience in overseeing product risk and managing product issues through the procurement and packaging of various food products.

Lisa A. Sanfilippo, Director, age 58 – Ms. Sanfilippo is a former Co-Director of The Global Society for Female Entrepreneurs in Beverly Hills, California and former founder and Co-Owner of Acceptance Recovery Center in Scottsdale, Arizona. She became a director for our company in April 2021. Previously, Ms. Sanfilippo served as Director of Business Development & Innovation Trends at the company from 2011 to 2017. Before that, Ms. Sanfilippo served in several other roles at the company, including Senior Business Manager in charge of Alternative Channels from 2009 to 2011, Director of Customer Service from 2007 to 2009, and Senior Business Manager for Industrial Sales from 1991 to 2007. Ms. Sanfilippo is the sister of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of our company, the sister of James J. Sanfilippo and John E. Sanfilippo, both directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company, and the cousin of James A. Valentine, a director of our company.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•	Marketing and Product Development Experience. Ms. Sanfilippo has significant experience in developing products and overseeing innovation trends in the snack industry.

•	Deep Industry Experience. Ms. Sanfilippo’s long tenure at the company provides her with a deep knowledge of the nut and snack industry and an appreciation for our culture and values.

•

Strategic Experience. Ms. Sanfilippo has experience in expanding into alternative channels and formulating strategic initiatives to support our Long-Range Plan through her experience at The Global Society for Female Entrepreneurs and at the company.

James A. Valentine, Senior Technical Advisor, Director, age 58 — Mr. Valentine has been employed by the company since 1986 and (most recently) in August 2021 was named the company’s Senior Technical Advisor. He became a director of our company in October 2021. He served as the company’s Senior Technical Officer from January 2018 until August 2021 and Chief Information Officer from November 2006 to January 2018. He served as the company’s Executive Vice President, Information Technology, from August 2001 to November 2006. Mr. Valentine served as Senior Vice President, Information Technology, from January 2000 to August 2001, and as Vice President of Management Information Systems from January 1995 to January 2000. Mr. Valentine is responsible for providing guidance to management regarding the strategic direction of the company’s information technology functions that support our corporate strategy. Mr. Valentine is the brother of Michael J. Valentine, an executive officer and director of our company, and the cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company, and a cousin of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, directors of our company.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•

Cybersecurity and IT Experience. Mr. Valentine has extensive cybersecurity and IT experience through his role as former Chief Information Officer of the company and his knowledge of developing cybersecurity and IT trends.

•	Deep Industry Experience. Mr. Valentine has a wealth of experience through working at the company over multiple decades.

•	Senior Leadership Experience. Mr. Valentine has significant senior leadership experience as our former Chief Information Officer.

Michael J. Valentine, Group President, Director, age 63 – Mr. Valentine has been employed by us since 1987. Mr. Valentine served as Chief Financial Officer from January 2001 to August 2021 and has served as Group

President since November 2006. In January 2001 Mr. Valentine was named Executive Vice President Finance, Chief Financial Officer and Secretary. He served as Secretary until August 2022. Mr. Valentine was elected as a director of our company in April 1997. Mr. Valentine served as our Senior Vice President and Secretary from August 1999 to January 2001. He served as Vice President and Secretary from December 1995 to August 1999. He served as our Assistant Secretary and General Manager of External Operations from June 1987 and 1990, respectively, to December 1995. Mr. Valentine’s responsibilities also include peanut, almond, imported nut, packaging and other ingredient procurement and our contract packaging business. Since 1999 and 2009 Mr. Valentine has served on the Board of Directors of the Peanut and Tree Nut Processors Association and the Board of Directors of the American Peanut Council, respectively, both of which are nut industry associations of which our company is a member. Mr. Valentine is the brother of James A. Valentine, a director of our company, the cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company and the cousin of James J. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo, all directors of our company.

Key Qualifications and Experience; Rationale for Nomination and Election by Holders of Class A Stock

•	Accounting and Financial Experience. Mr. Valentine has extensive financial and accounting experience through his role as former Chief Financial Officer of the company.

•

Deep Industry Experience. Mr. Valentine has a wealth of experience through working at the company over multiple decades and in the nut industry from his service on the board of directors of two industry associations related to our core business.

•	Senior Leadership Experience. Mr. Valentine has significant senior leadership experience as our former Chief Financial Officer and Group President.

CORPORATE GOVERNANCE

Response to 2021 Annual Meeting Voting

At the 2021 Annual Meeting of Stockholders, a significant number of our stockholders withheld votes for two of our Common Stock Director nominees, in particular Ms. Forbes Lieberman and Ms. Taaffe. Ms. Forbes Lieberman received 1,886,330 votes “For” and 5,644,934 votes “Withhold” and Ms. Taaffe received 1,188,460 votes “For” and 6,342,804 votes “Withhold.”

The Board of Directors and Governance Committee have, on numerous occasions, discussed these voting results and the governance of the company and various potential changes thereto. In addition, the Governance Committee discussed the contributions of each of Ms. Forbes Lieberman and Ms. Taaffe and their positive and significant impact on the governance and oversight of the company. In deciding to re-nominate Ms. Forbes Lieberman and Ms. Taaffe, the Board of Directors considered and believes that each has important experience and valuable skills in providing oversight and contributes significantly to the success of the Company. Among other things, both directors were instrumental in overseeing increased stockholder outreach regarding the voting results at the 2021 Annual Meeting of Stockholders and positive governance developments, including the adoption of an anti-pledging policy.

In particular, the Board of Directors believes that Ms. Forbes Lieberman’s

•	executive experience has increased the focus of the Board of Directors on defining, executing and communicating its growth strategy; and

•

experience with other public companies and with family-controlled companies has helped drive positive governance changes and improved our Audit Committee functions, including increased cybersecurity oversight.

Similarly, the Board of Directors believes that Ms. Taaffe’s

•	experience with consumer-packaged food companies has provided our company with marketing and product insights as we implement and execute our Long-Range Plan;

•

experience with ESG initiatives has increased the focus of the Board and its committees on developing ESG strategies and increasing diversity and inclusion initiatives at every level of our company; and

•	executive experience in product development roles gives the Board critical insight with respect to its branded business.

The Board believes that these positive contributions (among others) and their experience and other qualifications merit the re-nomination of Ms. Forbes Lieberman and Ms. Taaffe and their service on the Governance Committee contributes significantly to strong governance and oversight of our company.

In addition, the Board of Directors and its committees (driven by Ms. Forbes Lieberman, Ms. Taaffe and Ms. Romero) implemented a significant number of governance changes during fiscal year 2022 and into fiscal year 2023 designed to improve the oversight of the company and communications with our stockholders, including the changes identified below.

✓	Adopted an anti-pledging policy, which prohibits directors and officers from pledging shares of Common Stock that they directly own.

✓	Audit Committee, composed entirely of independent directors, oversaw significant reduction in shares pledged by stockholder trusts that own Class A Stock, oversaw the elimination of pledges of Class A Stock owned directly by directors and monitors compliance with anti-pledging policy.

✓	Pursued a shareholder outreach program where we reached out to stockholders holding a total of approximately 45% of our total outstanding number of shares of Common Stock and spoke to seven out of 15 of our largest holders of Common Stock to discuss governance matters or the voting results from the prior annual meeting, including the pledging of stock.

✓	Adopted Corporate Governance Guidelines.

✓	Discussed governance improvement strategies and stockholder outreach at each meeting of the Governance Committee.

✓	Engaged an outside firm to assist with stockholder outreach and communication regarding our improved governance practices.

Controlled Company Status and Independence of the Board of Directors

We are a family-controlled company with independent directors performing key oversight roles. As set forth below under “Beneficial ownership,” the Sanfilippo Group owns shares entitled to cast 50.7% of the votes on matters submitted to stockholders generally (other than the election of directors which are elected as described above) and Michael J. Valentine is the only member of the Valentine Group and owns shares (individually and as trustee of certain trusts) entitled to cast 23.8% of the votes on matters submitted to stockholders generally (other than the election of directors which are elected as described above).

On account of (a) the Sanfilippo Group and Valentine Group share ownership and (b) the oral understanding between the members of the Sanfilippo Group and the Valentine Group not to cumulate their votes for the election of Class A Directors and to vote in a reciprocal manner for each other’s nominees, under Nasdaq Listing Rule 5615(c)(1), we qualify as a “controlled company.” Pursuant to the Nasdaq Listing Rules, we are not required to have

•	a majority of independent directors on our Board of Directors,

•	a nominations committee comprised solely of independent directors or

•	a compensation committee comprised solely of independent directors.

Notwithstanding these requirements, the Sanfilippo Group and Valentine Group believe strongly in good corporate governance and related practices and procedures. As a result, the Board of Directors has determined that the best interests of our company and its stockholders are served by independent oversight of our audit, nominating and compensation functions, and that our key committees should be comprised only of independent directors.

Board of Directors—Leadership Structure and Chairman/CEO Roles and Lead Independent Director

The Board of Directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board of Directors (“Chairman”) and the Chief Executive Officer in any way that is in the best interests of our company and stockholders. The Board of Directors believes that the decision as to who should serve as Chairman and as Chief Executive Officer, and whether the offices should be combined or separate, should be assessed periodically by the Board of Directors, and that the Board of Directors should not be constrained by a rigid policy mandating that such positions be separate. The Board of Directors has determined that, in light of (among other things) the current size of our company and its family-controlled status, the most efficient leadership structure is to combine the roles of Chairman and Chief Executive Officer and have Jeffrey T. Sanfilippo serve as such. Combining the roles of Chairman and Chief Executive Officer helps the Board of Directors make efficient decisions, allows our company to tap fully Mr. Sanfilippo’s extensive knowledge of our industry and company and enables him to exercise effectively his proven leadership skills.

Furthermore, we believe that the combined office of the Chairman and the Chief Executive Officer puts an individual in the best position to focus the attention of the Board on the issues of greatest importance to the company and its stockholders, including issues related to strategy (including implementation of a comprehensive long-range plan (our “Long-Range Plan”)) and risk management.

We have adopted Governance Guidelines that provide for the position of a Lead Independent Director. In particular, if the Board elects a Chairman who is not independent under the rules of the principal stock exchange on which our Common Stock is listed for trading, the position of Lead Independent Director will be established. The Lead Independent Director will be independent under the rules of the principal stock exchange on which our Common Stock is listed for trading and elected by a vote of the directors of the Board who have been elected by holders of our Common Stock. As a guideline, the Lead Independent Director is anticipated to serve in that capacity for a two-year term, which term can be extended or reduced (or an individual serving in such capacity removed) based on the vote of such Common Stock elected directors of the Board. The Lead Independent Director will (i) have the authority to call meetings of such independent directors of the Board and will chair all such meetings (other than with respect to any meeting or executive session held by any committee of the Board), (ii) serve as the primary liaison between the Chairman and such independent directors regarding matters specific to the operation, functions and duties of the Board, (iii) coordinate and communicate with the Chairman in respect of the development of agendas for meetings of the Board and (iv) be available for consultations and communications with major stockholders and other third parties, as requested by management or otherwise appropriate.

In furtherance of good governance practices, it should be noted that the Audit, Governance and Compensation Committees are comprised exclusively of independent Common Stock Directors and each committee chairperson performs certain and significant lead director type functions. Such independent directors, through their committee meetings, hold regular executive sessions without the attendance of management at which discussions are facilitated by the chairperson of the respective committee regarding its work and responsibilities.

It is anticipated that our Common Stock Directors will elect the Lead Independent Director at the Board and Committee meetings in connection with our upcoming Annual Meeting.

Board of Directors—Role in Risk Oversight—Structure and Programs

Throughout the year, risk management is an integral part of the deliberations of the Board of Directors and its committees. Importantly, the Board of Directors reviews and periodically receives updates on and helps formulate our Long-Range Plan, taking into account, among other considerations, our risk profile and potential exposures. In addition, the Board of Directors receives regular reports from management regarding specific risks that the Board of Directors or management has identified as important for Board review and input, including (but not limited to) cybersecurity or information security risks, environmental, social and governance (“ESG”) risks and food safety risks. The Board risk oversight function is also implemented through Board committees. Although the Board of Directors, as a whole, has the ultimate responsibility for risk oversight, its committees also help oversee our risk profile and exposures relating to matters within the scope of their authority, and each committee reports to the Board of Directors about their deliberations and findings.

Specifically, the Compensation and Human Resources Committee reviews risks associated with our compensation programs, to ensure that incentive compensation programs do not encourage inappropriate risk-taking by management or employees. The Compensation and Human Resources Committee determined in fiscal 2022 that our compensation programs do not encourage inappropriate risk-taking, and our compensation programs would be unlikely to have a material adverse effect upon the company. In addition to reviewing compensation program risks, our Compensation and Human Resources Committee reviews risks related to our talent and human capital and other employee programs. The Governance Committee considers risks related to our corporate governance, including certain ESG initiatives and considerations. The Audit Committee considers risks relating to our accounting and finance functions, internal controls, related party transactions, cybersecurity and information security, pledging of Class A Stock by stockholders and disclosure and financial reporting. As described below, the Risk Assessment Committee provides a report at each quarterly Board of Directors meeting regarding various risks, which allows for company management to communicate directly with the Board of Directors regarding various risks and how the company is addressing such risks.

With respect to cybersecurity risks, the Board has increased its oversight of cybersecurity matters through the appointment of Mr. James A. Valentine, who has specific and extensive experience in cybersecurity and IT security matters as noted in his “Key Qualifications and Experience” above. In addition to Mr. Valentine, Ms. Forbes Lieberman and Ms. Taaffe both have significant cybersecurity experience that helps improve our company’s overall cybersecurity oversight function as noted in their respective “Key Qualifications and Experience” above.

Our company has a Risk Assessment Committee which is composed entirely of members of company management. The Risk Assessment Committee is chaired by Kelly A. Day, Senior Director of Administration, and consisting of George R. Johnson, Vice President of Information Technology and Cyber Security, Shayn Wallace, Executive Vice President of Sales and Marketing, Neeraj Sharma, Vice President of Operations, Michael J. Finn, Vice President and Corporate Controller, Michael D. Campagna, Vice President of Food Safety, Quality and Regulatory Compliance, Walter S. Kowal, Senior Director of Internal Audit and Resource Conservation, Kimberly A. Calderone, Senior Director of Procurement, Julia A. Pronitcheva, Vice President of Human Resources and Gina M. Lakatos, Vice President, General Counsel and Secretary. The purpose of the Risk Assessment Committee is to aid further the Board of Directors and its committees in reviewing the risks which face our company, including risks related to compensation policies and practices, food safety and quality, cybersecurity and information technology, ESG risks and security and general enterprise and business risks. The Risk Assessment Committee meets quarterly and delivers a report to the Board of Directors about their findings and general discussions. With respect to supply procurement risks, our Management Team provides regular updates to the Board of Directors. With regard to food safety risks, our Vice President of Food Safety, Quality and Regulatory Compliance, regularly reports directly to the Board of Directors and also through the Risk Assessment Committee process. With regard to cybersecurity risks, our Vice President of Information Technology and Cyber Security reports at each Risk Assessment Committee meeting, quarterly to the Audit Committee and at least annually to the Board of Directors.

Board of Directors—Role in Risk Oversight—Pledging Matters

The Board of Directors believes that ownership of Common Stock and Class A Stock by directors and executive officers of the company promotes alignment of interest with stockholders and is an important element of a strong corporate governance program. The Board of Directors recognizes that pledging by directors and executive officers of their stock as collateral for indebtedness or for certain other purposes creates the risk of a sale or transfer to a third party that may occur at a time when the director or executive officer is aware of material nonpublic information, is not authorized to trade or any resulting transfer or sale could cause adverse consequences to the company or cause a change in control of the company.

Consequently, on the recommendation of the Audit Committee, on January 27, 2022, the Board of Directors adopted an Anti-Pledging Policy (the “Anti-Pledging Policy”) applicable to directors and executive officers with respect to directly owned shares of Common Stock and Class A Stock of the company, which policy was effective immediately. The Board adopted the Anti-Pledging Policy in response to stockholder input and as a good corporate governance measure.

In particular, pursuant to the Anti-Pledging Policy, directors and executive officers of the company cannot pledge, hypothecate, loan or otherwise encumber shares of stock that such director or executive officer directly owns as collateral to secure indebtedness or for a margin loan of any kind, including placing shares in a margin account. Such restrictions apply to shares of stock that a director or executive officer directly owns and is titled in his or her name on the books and records of the company, including with respect to the books and records of any transfer agent of the company, and shares granted by the company as part of the compensation awarded to a director or executive officer. The Anti-Pledging Policy does not apply to stockholders who are not directors or executive officers, including trustees of any trusts holding stock of the company.

Each director and executive officer of the company is expected to periodically (and upon request) certify compliance with the Anti-Pledging Policy. The Audit Committee reviews compliance with the Anti-Pledging

Policy and pledging related matters on a quarterly basis. In addition, as noted below under “Corporate Governance—Board Meetings and Committees—Audit Committee,” the Audit Committee regularly receives and considers information regarding any pledging matters and evaluates any risk related to such pledges. As of the date of this proxy statement, no director or executive officer of the company has directly pledged shares of stock of the company.

In addition, representatives of the stockholder trusts holding pledged Class A Stock have informed the Audit Committee of the following, which representatives of such trusts believe mitigate the overall risk regarding such pledging arrangements:

•	the stockholder trusts are bona fide estate planning vehicles used by the Sanfilippo family to manage their estate planning process and objectives;

•	the trust that has pledged the largest number of shares of Class A Stock holds additional assets in the trust in addition to the Class A Stock;

•	the indebtedness (net of liquid assets) associated with the trust that has pledged the largest number of shares of Class A Stock is modest compared to the total assets in the trust;

•	certain of the stockholder trusts of the Sanfilippo Group hold significant, additional liquid assets beyond the Class A Stock; and

•

any liquid assets contained in the various stockholder trusts of the Sanfilippo Group would be used first to satisfy any requirement for additional collateral or required payments for indebtedness, reducing the risk of foreclosure on any shares of Class A Stock.

A copy of the Anti-Pledging Policy is posted on the website of the company under the “Corporate Governance” section at https://jbssinc.com/investors/corporate-governance. The Anti-Pledging Policy complements the Anti-Hedging Policy and Stock Ownership Guidelines of the company.

Board of Directors—Role in Environmental, Social and Risk Oversight

In fiscal year 2022, the Board of Directors and its committees reviewed and periodically received updates regarding ESG initiatives and considerations at the company and provided input thereon. In fiscal year 2022, the company launched an ESG committee consisting of a cross-functional group of company management to improve the oversight and execution of our ESG initiatives. Such initiatives include the following:

•

Diversity and Inclusion: We recognize that our business is stronger and more successful if supported by a diverse workforce. Our goal is to maintain and promote diversity among our employees and foster an inclusive environment where differences are celebrated. In the 2022 fiscal year, our Diversity, Equity and Inclusion Council, consisting of a team of employees from different functional areas, provided oversight and enhanced our diversity and inclusion initiatives. We also promote inclusion through our use of employee resource groups. For example, our women’s employee resource group conducted leadership events attended by female members of our Board of Directors in 2022, integrating inclusion throughout each level of our organization. In addition, our Governance Committee regularly receives reports about diversity matters and the Compensation and Human Resources Committee regularly receives information about the diversity and compensation of our workforce.

•

Environmental: We have put in place several initiatives focused on preserving one of our most precious resources: our natural environment. We have focused on reducing our energy usage to lower our carbon footprint through optimizing our facilities. We seek to use less packaging in our products to both conserve resources and reduce the carbon impact with respect to our products. We have devoted additional internal resources to discover and implement ways in which we can conserve resources and orient our production around environmental preservation.

•	Social: We have a long history of being focused on helping the communities that we serve and in which we are located. During fiscal 2022, we worked with partner food banks to provide a significant volume of high-protein products such as peanut butter and other nut products to help solve food insecurity and reduce hunger. In addition, we are supporters of such charitable and civic organizations such as the Ronald McDonald House and the Elgin Symphony Orchestra. During the fiscal year, we have also leveraged our supply chain relationship with cashew growers in Ghana. We have invested in their future by providing good agricultural practice lessons and introducing beekeeping to enhance their yields and strengthen their future.

During the 2023 fiscal year, we are evaluating applicable metrics and goals to track our progress on ESG initiatives with the assistance of our ESG committee. For additional information about our ESG initiatives, please see https://jbssinc.com/social-responsibility.

Board of Directors—Director Succession Planning

The Governance Committee has discussions, from time to time, regarding director tenure, director succession planning and the overall skills possessed by each member of the Board of Directors to help ensure that the Board of Directors possesses the necessary perspectives to oversee management and effectively monitor our operations. The Governance Committee has reviewed director tenure and refreshment best practices in light of the composition of the Board of Directors and considered strategies to maintain a qualified, diverse and experienced Board of Directors. Over the past two years, the Governance Committee has continued to execute on such director refreshment strategies. In particular:

•

our former director and Audit Committee chairperson, Mr. Daniel M. Wright, stepped down from the Board of Directors at our 2020 annual meeting of stockholders, and Ms. Forbes Lieberman was elected to replace him as director and now serves as chairperson of the Audit Committee and member of the Governance and Compensation Committees;

•

our former director and Governance Committee chairperson, Gov. Jim Edgar, stepped down from the Board of Directors at our 2021 annual meeting of stockholders, and Ms. Romero was elected to replace him as a director, providing the Board of Directors with additional procurement and supply chain experience, and now serves as a member of the Audit, Compensation and Governance Committees;

•	the holders of Class A Stock elected Mr. James Valentine to provide the Board of Directors with additional cybersecurity and IT experience; and

•	in 2022, the Board adopted Corporate Governance Guidelines.

Board Meetings and Committees

Board of Directors

It is expected that each member of the Board of Directors will be available to attend all regularly scheduled meetings and all regularly scheduled meetings of the committees on which a director serves, as well as our annual meeting of stockholders, after taking into consideration the director’s other business and professional commitments. Each director is expected to make his or her best effort to attend all special meetings of the Board of Directors and of the committees on which a director serves.

Our Board of Directors held six meetings during fiscal 2022. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which they served, during the period for which they served. All directors attended the 2021 annual meeting of stockholders which was held virtually on October 27, 2021. The Audit Committee, the Compensation and Human Resources Committee and the Governance Committee are subject to a charter which governs its activities. These committee charters are available on our website at www.jbssinc.com.

Our Nasdaq Board Diversity Matrix is posted on our website at https://jbssinc.com/investors/corporate-governance.

Determination of Director Independence

During fiscal 2022, the Board determined that each of Ms. Forbes Lieberman, Ms. Romero and Ms. Taaffe each qualify as:

•	an “independent director” as defined in Section 5605(a)(2) of the Nasdaq Listing Rules;

•	“independent” for purposes of Section 10A and Rule 10A-3 of the Exchange Act;

•	independent under Rule 10C-1 of the Exchange Act; and

•	a “non-employee director” under Rule 16b-3 of the Exchange Act.

Overview of Our Committees

Compensation and Human Resources Committee

Members (all independent directors)	Number of Meetings	6

• Ms. Taaffe (Chairperson) • Ms. Forbes Lieberman • Ms. Romero

Key Functions/Duties

•	Reviews and approves the compensation (salaries, equity grants, incentive compensation) of executive officers.

•	Recommendations to the Board of Directors the compensation of non-management directors.

•	Reviews and approves the employment-related compensation paid to related parties.

•

Reviews and provides oversight of human capital and talent development functions, including employee compensation, culture, turnover, retention, organizational reputation with employees, employee engagement and well-being, training, leadership development, recruiting, diversity and inclusion and labor relations.

•	Provides oversight of certain human capital related ESG matters.

Nominating and Governance Committee

Members (all independent directors)	Number of Meetings	4

• Ms. Taaffe (Chairperson) • Ms. Forbes Lieberman • Ms. Romero

Key Functions/Duties

•	Recommends to the Board of Directors the nominees for election to the Board of Directors by the holders of our Common Stock.

•	Reviews and makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and the committees of the Board of Directors.

•	Performs lead role in shaping our overall system of corporate governance.

•	Oversee certain governance-related ESG matters.

•

Assesses the size, structure and composition of the Board of Directors and committees of the Board of Directors, including director qualifications, director tenure and director succession planning, and helps coordinate the performance evaluation of the Board of Directors and the committees of the Board of Directors.

Audit Committee

Members (all independent directors)	Number of Meetings	8

• Ms. Forbes Lieberman (Chairperson) • Ms. Romero • Ms. Taaffe	Audit Committee Financial Expert	Ms. Forbes Lieberman

Key Functions/Duties

•	Provides oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance.

•

Reviews our audited financial statements with management and the Independent Registered Public Accounting Firm, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to stockholders to be included in this Proxy Statement.

•	Reviews certain related party transactions as more specifically described under “Review of Related Party Transactions”.

•	Oversight of Anti-Pledging Policy.

•	Oversight of cybersecurity, information security and data protection and compliance.

•	Has the sole authority to:

•	retain and terminate the independent registered public accounting firm that audits our annual consolidated financial statements (the “Independent Registered Public Accounting Firm”) and

•	evaluate the independence of the auditors.

Compensation and Human Resources Committee Interlocks and Insider Participation

During fiscal 2022, Gov. Jim Edgar (until his retirement from the Board of Directors at the 2021 annual meeting of stockholders), Ms. Forbes Lieberman, Ms. Romero and Ms. Taaffe served as the sole members of the Compensation and Human Resources Committee. None of these individuals (a) were, during the fiscal year, an officer or employee of the company, (b) were formerly an officer of the company or (c) had any related party transactions with the company. No executive officer of our company served on the board of directors or the compensation committee of another company which had any of its officers or directors serving on our Compensation and Human Resources Committee or on our Board of Directors at any time during fiscal 2022.

Director Nominations

Director Qualifications

While there is no single set of characteristics required to be possessed by a member of the Board of Directors, the Governance Committee will consider whether to nominate a director candidate for election by the holders of our Common Stock based on a variety of criteria as set forth in our Corporate Governance Guidelines. Under exceptional and limited circumstances, the Governance Committee may approve the candidacy of a candidate notwithstanding the foregoing criteria if the Governance Committee believes the service of such a nominee is in our best interests and those of the holders of our Common Stock.

In selecting candidates, the Governance Committee and the Board of Directors take diversity into account, seeking to ensure a representation of varied perspectives and experience, although neither the Governance Committee nor the Board of Directors has prescribed specific standards for diversity or adopted a specific diversity policy.

However, the Governance Committee considers certain items to be minimum requirements for nomination. Those requirements are: (a) a commitment to the duties and responsibilities of a director; (b) the ability to contribute meaningfully to the Board of Directors’ supervisory management of the company and its officers; and (c) an outstanding record of integrity in prior professional activities.

In addition, the Governance Committee ensures that:

•

at least three of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which our common shares are listed for trading;

•	all members of the Audit Committee satisfy the financial literacy requirements required under the rules of the principal stock market on which our common shares are listed for trading;

•	at least one of the Audit Committee members qualifies as an audit committee financial expert under the rules of the Commission; and

•	at least one of the independent directors has experience as a senior executive at a public company or a large private company.

In selecting a nominee for our Board of Directors, the Governance Committee may receive suggestions from many different groups including, but not limited to, the company’s current and former executive officers and directors, and such suggestions may or may not be in response to a request from the Governance Committee. As described below, the Governance Committee will also consider nominations from holders of Common Stock. From time to time, the Governance Committee may engage a third party for a fee to assist it in identifying potential director candidates.

After identifying a potential director nominee for election by the holders of our Common Stock and deciding to pursue further the potential nominee, the Governance Committee will then evaluate the potential nominee by using information collected from a variety of sources. Those sources include, but are not limited to, publicly available information, information provided by knowledgeable members of the company and information provided by the potential candidate. The Governance Committee may contact the potential nominee to determine his or her interest and willingness to serve as a director and may conduct one or more in-person or telephonic interviews with the potential candidate. The Governance Committee may contact references of the potential candidate or other members of the professional community who may have relevant knowledge of the potential candidate’s qualifications and successes. The Governance Committee may compare the potential candidate’s information to all such information collected for other potential candidates.

Class A Director Nominations

The Class A Directors listed in Proposal 1 were nominated by holders of Class A Stock in accordance with our Restated Certificate and our bylaws (“Bylaws”). In accordance with their commitment to good governance, holders of Class A Stock have consulted with the Governance Committee on matters such as director succession planning and the process for nominating the Class A Directors. In doing so, the holders of Class A Stock consider the characteristics of such individuals with the criteria listed in “Director Qualifications” above and evaluate their specific skills among a number of factors the holders of Class A Stock consider important. As part of these discussions, the holders of Class A Stock determined to nominate the slate of Class A Directors as set forth under Proposal 1. The Governance Committee and holders of Class A Stock intend to continue these consultations regarding Class A director nominations on an ongoing basis.

Nominations of Directors by Stockholders

The Governance Committee does not solicit, but will consider, nominees for director submitted by holders of our Common Stock. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it uses for all other candidates it nominates under the Governance Committee charter, although the number of shares held by the proposing stockholder and the length of time such shares have been held may be considered by the Governance Committee.

Stockholders wishing to have the Governance Committee consider a director nominee may do so by sending notice of the nominee’s name, biographical information and qualifications to:

Governance Committee

c/o Corporate Secretary

John B. Sanfilippo & Son, Inc.

1703 N. Randall Road, Elgin, Illinois 60123-7820

Under our Bylaws and applicable law, all director nominations submitted by our holders of Common Stock must provide (a) all information relating to the nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or as is otherwise required, pursuant to and in accordance with Regulation 14A under the Exchange Act and (b) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. In addition, such notice of a nominee, that is submitted by the holders of Common Stock and the beneficial owner, if any, on whose behalf the nomination or proposal is made, shall include, among other matters, (a) the name and address of such stockholder, as they appear on our company’s books, and of such beneficial owner, (b) the class and number of shares of stock of our company which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of the stock of our company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the nominee, and (d) a representation of whether the stockholder or the beneficial owner, if any, intends to or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of our company’s outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of the nominee’s election. Our company may require any such proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director of our company and such other information as contained in our Bylaws.

Please see “Stockholder Proposals for the 2023 Annual Meeting” below for the notice deadlines for director nominations to be considered for inclusion in our company’s proxy materials and director nominations to be presented at the 2023 annual meeting (but not to be included in our company’s proxy materials) by holders of Common Stock.

PROPOSAL 2: RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR

The Audit Committee has appointed PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm to audit our consolidated financial statements for the 2023 fiscal year, and to render other professional services as required, in accordance with our pre-approval policies and procedures described below. The Audit Committee and the Board of Directors, as a matter of company policy, are submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification.

If the stockholders do not vote on an advisory basis in favor of the appointment of PricewaterhouseCoopers LLP as our company’s Independent Registered Public Accounting Firm, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP but may ultimately determine to engage PricewaterhouseCoopers LLP or another audit firm without re-submitting the matter to stockholders. Even if the stockholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may, in its sole discretion, terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another Independent Registered Public Accounting Firm at any time during the year.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Aggregate fees billed by our Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2022	2021
Audit Fees(1)	$1,125,000	$1,095,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	6,650	4,500

Total(3)	$1,131,650	$1,099,500

(1)

Comprised of services for the audit of our annual financial statements, the audit of our internal control over financial reporting, reviewing of our quarterly financial statements, consents and reviewing documents to be filed with the SEC.

(2)	Comprised of the licensing of accounting technical research software.
(3)	The actual amount paid by us is different than the total amount as stated here due to the variations in the timing of the billing cycles between our company and PricewaterhouseCoopers LLP.

Reports on our Independent Registered Public Accounting Firm’s projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is solely responsible for the engagement of our Independent Registered Public Accounting Firm. The Audit Committee has established pre-approval policies and procedures in order for our Independent Registered Public Accounting Firm to perform all audit services and permitted non-audit services. These pre-approval policies and procedures allow for pre-approval of certain designated services, depending on the type of service. All services not subject to general pre-approval must be specifically pre-approved by the Audit Committee. Under the pre-approval policies and procedures, the Audit Committee may delegate pre-approval responsibilities to its chairperson or any other member or members. All of the fees described above were approved by the Audit Committee pursuant to our pre-approval policies and procedures.

The Board of Directors recommends a vote “FOR” ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, the company’s Independent Registered Public Accounting Firm for fiscal 2022, the company’s audited financial statements as of and for the year ended June 30, 2022. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and is responsible for preparing the consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). PricewaterhouseCoopers LLP is responsible for auditing those financial statements and for giving an opinion regarding the conformity of the financial statements with GAAP. Additionally, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and PricewaterhouseCoopers LLP, management’s report on the operating effectiveness of internal control over financial reporting, including PricewaterhouseCoopers LLP’s related report.

The Audit Committee also discussed with PricewaterhouseCoopers LLP those matters required to be discussed under Public Company Accounting Oversight Board standards. In addition, the Audit Committee has received and reviewed the written disclosures and letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. Also, the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP, including whether PricewaterhouseCoopers LLP’s independence is compatible with PricewaterhouseCoopers LLP providing non-audit services to the company. Based on the foregoing discussions and reviews, the Audit Committee is satisfied with the independence of PricewaterhouseCoopers LLP.

In reliance on the reviews and discussions described above and the report of PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended June 30, 2022, for filing with the Commission.

Respectfully submitted by all of the members of the Audit Committee of the Board of Directors.

Pamela Forbes Lieberman, Chairperson

Mercedes Romero

Ellen C. Taaffe

The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our stockholders with an advisory, nonbinding vote to approve the compensation paid to our named executive officers, as we have described it in the Compensation Discussion and Analysis and Summary Compensation Table of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation and Human Resources Committee oversees our executive compensation program. The Compensation and Human Resources Committee reviews the executive compensation program and approves the awards of executive compensation to be paid as appropriate to reflect our performance and to promote the main objectives of the program. These objectives include helping us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our stockholders and promoting a performance-based culture that is intended to align the interests of our executives with those of our stockholders.

Highlights of our program include:

•

Our “pay for performance” orientation. As set forth more fully in the Compensation Discussion and Analysis and related Summary Compensation Table, the company achieved slightly below targeted levels of financial performance and therefore annual incentive compensation was awarded to our named executive officers at levels slightly below target to reflect such performance for fiscal 2022;

•	Awarding restricted stock units (“RSUs”) to encourage our executives to remain with the company long-term and to align their interests with the interests of our stockholders;

•

Total direct compensation opportunities at target for Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr. (collectively, the “Management Team”) are targeted above the 50th percentile of our peers to align with our performance expectations;

•	Our named executive officers do not have employment agreements; and

•

Our named executive officers are subject to claw back arrangements requiring the executives to forfeit outstanding cash bonus awards or requiring the executives to repay previously awarded cash bonuses if the executive engages in certain misconduct or if there is a restatement, subject to certain conditions.

Last year, approximately 98.8% of votes cast in our Say on Pay vote supported the resolution.

We are asking our stockholders to indicate their continued support for the compensation paid to our named executive officers by casting a FOR vote on this proposal. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately in light of our goals and business and is adequately working to ensure that executives’ interests are aligned with our stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item or the policies generally regarding executive compensation, but rather the overall compensation paid to our named executive officers.

While this vote is advisory and not binding on our company, the Board of Directors and the Compensation and Human Resources Committee will consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions. For information on how our Compensation and Human Resources Committee considered the 2021 advisory vote on executive compensation, see “Response to the 2021 Advisory Vote on Executive Compensation” as set forth below. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Stockholder Communications with Directors” as set forth in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Our non-employee director compensation program is designed to be competitive with our peer companies and to align the interests of our non-employee directors with the long-term interests of our stockholders. Our director compensation program is reviewed annually by the Compensation and Human Resources Committee using external data derived from (among other things) a review of our peer company practices as conducted by the independent compensation consultant to such committee. Our directors are compensated for their services with respect to each Board Year. We define “Board Year” for director compensation purposes as the time between annual stockholder meetings.

The Compensation and Human Resources Committee last reviewed our non-employee director compensation program in October 2021 and based on such review by the Compensation and Human Resources Committee, including input from our independent compensation consultant, the annual equity grant to our non-employee directors (an “Outside Director”) was increased by $5,000 to $84,000.

In addition to such annual equity grant of $84,000, current compensation for our Outside Directors consists of the following cash components:

•	Annual Board cash retainer of $74,000,

•	Annual cash retainers for the Audit Committee Chairperson and Compensation and Human Resources Committee Chairperson of $20,000,

•	Annual cash retainer for the Governance Committee Chairperson of $15,000, and

•	Annual cash retainer for each member of each committee of the Board (other than the chairperson) of $9,000.

Under the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”), each Outside Director is also eligible to participate in (and receive equity-based director compensation under) the Omnibus Plan. On October 27, 2021, the Compensation and Human Resources Committee approved a grant of $84,000 in RSUs to each of our six Outside Directors, with a grant date of November 10, 2021. These RSUs are scheduled to vest on November 3, 2022, and once vested, they can be paid to the director in an equal number of shares of Common Stock upon vesting or become payable in an equal number of shares of Common Stock after the director ceases being a member of the Board of Directors.

Directors are also reimbursed for their reasonable expenses incurred in attending such meetings. Directors who are current employees of our company receive no additional compensation for their services as directors.

Director Compensation for Fiscal Year 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Governor Jim Edgar(2)	$53,500	$—	$53,500
Pamela Forbes Lieberman(3)	112,000	79,823	191,823
Mercedes Romero (4)	75,750	79,823	155,573
James J. Sanfilippo(5)	74,000	79,823	153,823
John E. Sanfilippo(6)	74,000	79,823	153,823
Lisa A. Sanfilippo(7)	74,000	79,823	153,823
Ellen C. Taaffe(8)	116,500	79,823	196,323
Mathias A. Valentine(9)	37,000	—	37,000

	$616,750	$478,938	$1,095,688

(1)

As noted above, the Compensation and Human Resources Committee approved a grant of $84,000 of RSUs for each Outside Director. Based on the closing price ($87.24) of our Common Stock on the date of grant (November 10, 2021), each Outside Director was awarded 963 RSUs. Pursuant to applicable SEC reporting rules, we have reported the 963 RSUs at the grant date fair value under FASB ASC Topic 718, which may differ from the methodology we use to determine the value the of RSUs to award each Outside Director.

(2)

The “Fees Earned or Paid in Cash” column for Gov. Edgar consists of annual retainer fees of $37,000, committee chairperson fees of $7,500 and committee member fees of $9,000. As of June 30, 2022, Gov. Edgar had 0 RSUs outstanding due to his retirement from the Board of Directors at the 2021 annual meeting of stockholders.

(3)

The “Fees Earned or Paid in Cash” column for Ms. Pamela Forbes Lieberman consists of annual retainer fees of $74,000, committee chairperson fees of $20,000, and committee member fees of $18,000. As of June 30, 2022, Ms. Pamela Forbes Lieberman had 963 RSUs outstanding, all of which were granted for fiscal 2022 service.

(4)

The “Fees Earned or Paid in Cash” column for Ms. Mercedes Romero consists of annual retainer fees of $55,500 and committee member fees of $20,250. As of June 30, 2022, Ms. Mercedes Romero had 963 RSUs outstanding, all of which were granted for fiscal 2022 service.

(5)

The “Fees Earned or Paid in Cash” column for Mr. James J. Sanfilippo consists of annual retainer fees of $74,000. As of June 30, 2022, Mr. James J. Sanfilippo had 963 RSUs outstanding, all of which were granted for fiscal 2022 service.

(6)

The “Fees Earned or Paid in Cash” column for Mr. John E. Sanfilippo consists of annual retainer fees of $74,000. As of June 30, 2022, Mr. John E. Sanfilippo had 963 RSUs outstanding, all of which were granted for fiscal 2022 service.

(7)

The “Fees Earned or Paid in Cash” column for Ms. Lisa A. Sanfilippo consists of annual retainer fees of $74,000. As of June 30, 2022, Ms. Lisa A. Sanfilippo had 963 RSUs outstanding, all of which were granted for fiscal 2022 service.

(8)

The “Fees Earned or Paid in Cash” column for Ms. Taaffe consists of annual retainer fees of $74,000, committee chairperson fees of $31,250, and committee member fees of $11,250. As of June 30, 2022, Ms. Taaffe had 10,012 RSUs outstanding, including the 963 RSUs granted for fiscal 2022 service and 9,049 RSUs that are vested but deferred.

(9)

The “Fees Earned or Paid in Cash” column for Mr. Mathias A. Valentine consists of annual retainer fees of $37,000. As of June 30, 2022, Mr. Mathias A. Valentine had 0 RSUs outstanding due to his retirement from the Board of Directors at the 2021 annual meeting of stockholders.

During fiscal 2022, the company paid premiums on certain life insurance policies that were previously assigned to the company in 2003. The premiums paid were for a life insurance policy on the life of our Outside Director Mathias A. Valentine, who retired from the Board of Directors at the 2021 annual meeting of stockholders. These payments were not related to the services of Mathias A. Valentine as an Outside Director. See “Certain Insurance Policy Arrangements” below.

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation paid to the following persons (collectively, the “named executive officers”) during the 2022 fiscal year:

•	Jeffrey T. Sanfilippo, our Chief Executive Officer and Chairman,

•	Michael J. Valentine, our Group President and former Chief Financial Officer,

•	Jasper B. Sanfilippo, Jr., our Chief Operating Officer, President and Assistant Secretary,

•	Frank S. Pellegrino, our Chief Financial Officer, Executive Vice President, Finance and Administration and Treasurer,

•	Shayn E. Wallace, our Executive Vice President, Sales and Marketing,

•	Christopher H. Gardier, our former Senior Vice President, Consumer Sales, and

•	Michael J. Finn, our Vice President, Corporate Controller.

On August 20, 2021, following the conclusion of our 2021 fiscal year and filing of our annual report on Form 10-K, Mr. Michael J. Valentine stepped down as Chief Financial Officer and Mr. Frank S. Pellegrino was appointed as our Chief Financial Officer. Mr. Valentine plans to retire in fiscal 2023.

Executive Summary

Our company’s fiscal year ends on the final Thursday of June each year, and typically consists of fifty-two weeks (four thirteen-week quarters). However, fiscal 2022 consisted of fifty-three weeks with our fourth quarter containing fourteen weeks. Our company’s fiscal 2022 financial results improved over a successful fiscal 2021. In fiscal 2022, our company achieved record net income of $61.8 million, a 3.4% increase from fiscal 2021, driven primarily by an increase in net sales due to a 6.9% increase in sales volume and a 4.2% increase in the weighted average selling price per pound. As a result, our earnings per diluted share increased by 3.1% to a record $5.33 in fiscal 2022 from $5.17 for fiscal 2021. Our financial performance during fiscal 2022 also allowed us to pay a special cash dividend of $1.50 per share and a regular cash dividend of $0.75 per share to our stockholders during the first quarter of fiscal 2023.

Our compensation programs are designed to reward our executive officers for our company’s performance, and in particular the economic value added to our business. In fiscal 2022, we continued to utilize a number of compensation measures to reinforce the link between our company’s performance and the pay of our executive officers. Despite our strong operating performance in fiscal 2022, our business was negatively impacted by an increased capital charge driven by an inflationary environment and supply chain challenges. As a result, the executive officers earned cash incentive compensation slightly below target as set by the Compensation and Human Resources Committee under the company’s Sanfilippo Value Added Plan, or “SVA Plan”. In addition, we continued our practice of evaluating our executive officers’ individual performance when setting their salaries and considered our overall performance and the current holdings of equity by certain named executive officers in awarding equity.

We believe that our stockholders support the design and implementation of our pay for performance compensation programs. For fiscal 2021, approximately 98.8% of votes cast in our advisory vote to approve executive compensation supported the compensation paid to our named executive officers.

The Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee of the Board of Directors administers our company’s executive compensation program. In that regard, the responsibilities of the Compensation and Human Resources Committee, among others, are as follows:

•	Oversee the establishment of annual, long-term and other goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers;

•	Evaluate the performance of the Chief Executive Officer and other executive officers;

•	Review and approve the form and amount of compensation for the Chief Executive Officer and other executive officers;

•	Review, from time to time, market comparisons of the compensation of the Chief Executive Officer and other executive officers;

•	Review and recommend to the Board of Directors for approval retirement, health and welfare and other benefit plans, policies and arrangements for the employees of our company;

•	Review and recommend to the Board of Directors for approval all equity-related, incentive and other performance-related compensation plans; and

•	Evaluate the risk and reward with respect to incentive compensation arrangements.

The Role of Management

With respect to all areas of compensation, the Compensation and Human Resources Committee regularly communicates with management. For example, the Compensation and Human Resources Committee invites certain members of our senior management team to be present for a significant portion of every Compensation and Human Resources Committee meeting. This allows the Compensation and Human Resources Committee to solicit management’s input regarding various compensation matters, such as management’s views regarding the company’s performance, salary decisions, performance of the executive officers of the company, form and amount of equity compensation and the components of the SVA Plan. The Compensation and Human Resources Committee then meets in executive session without management to deliberate and decide on certain compensation matters as it sees fit. The Compensation and Human Resources Committee also regularly receives and considers information related to the compensation of our hourly and other employees.

The Role of the Independent Consultant

In fiscal 2022, the Compensation and Human Resources Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide guidance regarding the compensation of our named executive officers and our Outside Directors.

Our Compensation Philosophy

Our company’s compensation philosophy is designed to align executive compensation with our company’s objectives, management initiatives and business financial performance. In making decisions with respect to executive compensation, the Board of Directors and the Compensation and Human Resources Committee apply the following key principles. Total compensation should:

•	Be comparable to or exceed that of our peers in order to attract and retain key executives who are critical to our success;

•	Reward executives for long-term strategic management and the creation of stockholder value;

•	Support a performance-oriented environment that rewards company and individual achievement; and

•

Balance the costs and benefits associated with both (a) short-term and long-term compensation and (b) cash and non-cash compensation, to achieve continuous improvement in financial performance and enhance employee retention and recruiting.

Overview of Fiscal 2022 Executive Compensation Program

Our total compensation program for the named executive officers and other executive officers in fiscal 2022 consisted of both cash compensation and equity-based compensation in the form of RSUs. Each executive officer’s annual cash compensation is comprised of a base salary and an opportunity to earn an annual incentive award under the SVA Plan. The SVA Plan rewards participants for year-over-year improvement in our net operating profit after tax minus a capital charge. In addition, to be competitive in the marketplace we offer standard benefits available to all salaried employees, provide life insurance for all named executive officers and provide for participation in our Supplemental Retirement Plan (“SERP”) for certain named executive officers.

Operating Principles. The Compensation and Human Resources Committee broadly considered the factors more specifically set forth below when setting compensation for our named executive officers in fiscal 2022.

Management Philosophy. The Management Team has established an executive committee comprised of the named executive officers, as well as certain other executive officers (the “Executive Committee”). The members of this Executive Committee work together to manage our company’s affairs, which includes meeting regularly to discuss various aspects of our company’s operations and strategic goals. The Management Team adopted this collaborative approach to management for several reasons, including (a) the Management Team’s belief that input from the Executive Committee members is essential to our company’s success and (b) the Management Team’s belief that the familial relationship between the Management Team members lends itself naturally to a collaborative approach to management. The Compensation and Human Resources Committee supports the Management Team’s overall team-oriented approach to managing our company. Accordingly, at the Management Team’s request, the Compensation and Human Resources Committee generally determined that the primary elements of compensation for Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. should be equal for fiscal 2022. In evaluating Mr. Michael J. Valentine’s compensation for fiscal 2022, the Compensation and Human Resources Committee considered Mr. Michael J. Valentine’s management succession plan, including his plan to step down as Chief Financial Officer while maintaining his role as Group President. As a result, the Compensation and Human Resources Committee changed its historical practice of granting equal compensation to Mr. Michael J. Valentine as to Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. to recognize Mr. Michael J. Valentine’s change in roles.

Industry Comparison Group. When setting compensation for the Management Team for fiscal 2022, the Compensation and Human Resources Committee compared elements of compensation (base salary, incentive compensation and equity grants) against the compensation reported for the named executive officers of a select group of companies engaged in the food and beverage business, which are generally similar in size to our company (the “Industry Comparison Group”), as a reference in setting overall compensation competitiveness. For fiscal 2022, the Industry Comparison Group was comprised of 15 publicly traded companies with annual revenues between approximately $359 million and $2.2 billion. The Compensation and Human Resources Committee’s independent consultant prepared the reports regarding the Industry Comparison Group. For fiscal 2022, the Industry Comparison Group consisted of the following companies:

B&G Foods, Inc.	Lancaster Colony Corporation
The Boston Beer Company, Inc.	Landec Corporation
Cal-Maine Foods, Inc.	National Beverage Corp.
Calavo Growers, Inc.	Seneca Foods Corporation.
The Chefs’ Warehouse, Inc.	The Simply Good Foods Company
Farmer Bros. Co.	SunOpta, Inc
Hostess Brands, Inc	Tootsie Roll Industries, Inc.
J & J Snack Foods Corp.

In addition to the Industry Comparison Group, the independent consultant also provided additional information from certain broad-based compensation surveys to facilitate comparison and provide additional data points. This survey data served to supplement the Industry Comparison Group and served as the primary reference point for certain executive officers outside the Management Team.

In setting compensation, the Compensation and Human Resources Committee recognized that, among other things, the roles of the named executive officers in the Industry Comparison Group may not fully align with the roles and responsibilities of our named executive officers due to our collaborative approach to management, the tenure of our named executive officers and our unique business needs. As a result, the Compensation and Human Resources Committee took a holistic review of compensation and did not mechanically attempt to benchmark the compensation of our Management Team in light of their collaborative approach to management.

Individual Performance. Notwithstanding the Management Team’s collaborative approach to management, the Compensation and Human Resources Committee considered the individual performance of each member of the Management Team, as well as the other executive officers, when it set and awarded compensation for fiscal 2022.

For fiscal 2022, Pearl Meyer reviewed the various components of compensation for our named executive officers, as well as the proposed changes in such compensation, and advised the Compensation and Human Resources Committee regarding how the changes compared to the Industry Comparison Group as well as the broader market. Pearl Meyer provided no other services to our company in fiscal year 2022 other than those directly related to compensation strategy. The Compensation and Human Resources Committee determined that the work of Pearl Meyer did not raise any conflict of interest issues.

When determining pay levels for the Management Team, the Compensation and Human Resources Committee examines the competitive market data and individual performance of the three Management Team officers and deliberates in executive session without any members of management present. The Compensation and Human Resources Committee specifically reviews and considers the significant equity holdings of the Management Team in making compensation decisions, including the pay mix between cash and equity compensation. When determining pay levels for the other executive officers that are not members of the Management Team, the Compensation and Human Resources Committee considers the competitive external market data, individual performance and the recommendations from the Management Team.

Direct Compensation

Base Salary

The Compensation and Human Resources Committee approves the level of base salary for named executive officers, including the Chief Executive Officer, and the other executive officers. When determining the base salaries of our named executive officers and executive officers for fiscal 2022, the Compensation and Human Resources Committee considered the following factors:

•	The Management Team’s collaborative approach to management;

•	The Compensation and Human Resources Committee’s historical practices, including the salaries paid to our named executive officers and executive officers during the immediately preceding fiscal year;

•	The salaries paid to the named executive officers of the companies in the Industry Comparison Group and other compensation survey data;

•	The individual performance, roles and responsibilities and experience and tenure of our named executive officers and executive officers;

•	The input and recommendations from the Management Team regarding the performance, functions and responsibilities of other executive officers; and

•	The input from the Compensation and Human Resources Committee’s independent consultant, including information regarding general executive salary trends and survey information.

In connection with setting the base salaries for fiscal 2022, the Compensation and Human Resources Committee, with the input from the Management Team for all other executive officers, reviewed the individual performance and roles and responsibilities of our company’s management. The reviews consisted of the Compensation and Human Resources Committee members’ observations of the Chief Executive Officer and other executive officers’ performance throughout the fiscal year and specifically with respect to each individual officer’s (a) roles and functions, and the fulfillment thereof and (b) positive contribution to our overall performance. The Compensation and Human Resources Committee also considered its desire to set the Management Team’s direct compensation above the 50th percentile of the Industry Comparison Group, provided such adjustments were supported by the overall long-term performance of our company and the individual performance and responsibilities of each member of the Management Team.

Based upon all of the foregoing factors, our Compensation and Human Resources Committee approved a 10.0% increase in the salaries paid to Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. and a 4.0% increase in the salary paid to Michael J. Valentine for fiscal 2022. The uniform increase to the base salary of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. and the increase to the base salary of Michael J. Valentine were approved in part because of the Management Team’s collaborative approach to management outlined above and the Compensation and Human Resources Committee’s desire to orient the base salaries of the Management Team above the 50th percentile of the Industry Comparison Group for fiscal 2022. The Compensation and Human Resources Committee also recognized Michael J. Valentine’s management succession plan in electing to increase Michael J. Valentine’s base salary 4.0%. The Compensation and Human Resources Committee also considered the sustained positive financial and operating performance of our company in approving the salary increases for the Management Team. The increases for Frank S. Pellegrino, Shayn E. Wallace and Michael J. Finn of 20.0%, 4.0% and 10.0%, respectively, were proposed by our company’s management based on, in respect of Mr. Pellegrino, his promotion to Chief Financial Officer in August 2021, and each named executive officer’s individual performance and the overall performance of our company. There was no salary increase for Christopher H. Gardier due to his planned retirement in July 2022.

After taking these increases into account, base salaries for the Management Team were, in the aggregate, modestly above the 50th percentile for the Industry Comparison Group. Frank S. Pellegrino’s, Shayn E. Wallace’s, Christopher H. Gardier’s and Michael J. Finn’s base salaries were slightly below the 50th percentile of a survey group used by the Compensation and Human Resources Committee for executive officers outside of the Management Team.

Annual Incentive Compensation—Sanfilippo Value-Added Plan

As described in greater detail below, the general structure of the SVA Plan results in a cash payment to each participant calculated as follows:

Participant’s Salary	X	Participant’s Target Salary Percentage	X	SVA Improvement Multiple	=	SVA Payment Declared

The SVA Plan rewards plan participants with cash incentive compensation for year-over-year improvement in economic profit. Economic profit is our net operating profit, as adjusted, after taxes minus a charge for capital. The charge for capital is determined by multiplying the weighted average cost of capital (9%) by the invested capital in the business, excluding any excess cash and cash equivalents in excess of $2 million (such year-over-year improvement hereinafter referred to as “SVA”), as illustrated below:

SVA	=	Net operating profit after taxes (NOPAT)	minus	9% Capital Charge

Overall SVA improvement occurs when the net operating profit, as adjusted, after taxes less the capital charge increases on a year-over-year basis. Actual incentive compensation will be determined by comparing the SVA improvement amount relative to SVA improvement goals set for the fiscal year. To better align goals and incentive awards between all participants, the SVA Plan does not contain an individual performance component.

The Compensation and Human Resources Committee believes that using year-over-year SVA improvement in the SVA Plan motivates the plan participants to improve our company’s financial performance and more effectively manage its working and fixed capital by encouraging the productive use of capital resources relative to their cost. For example, the Compensation and Human Resources Committee, from time to time, receives information from the Management Team on the impact of certain business decisions on SVA performance and how the Management Team uses SVA in business planning. The Compensation and Human Resources Committee also believes that continuous SVA improvement correlates with stockholder return over time. In addition, our Management Team has solicited feedback from significant stockholders and such stockholders have supported our use of the SVA Plan. For fiscal 2022, the SVA Plan participants included members of the Executive Committee and approximately 245 other employees. Almost all of our salaried and many hourly employees participate in the SVA Plan, and management thus believes the SVA Plan helps to broadly align incentive compensation with our company’s performance.

SVA Targets and Payments

The Compensation and Human Resources Committee, with the assistance of Pearl Meyer, its independent consultant, and the Management Team, established the SVA improvement goals for fiscal 2022. The Compensation and Human Resources Committee set three parameters for the SVA payout: the Threshold, or Minimum goal of SVA improvement, the Target goal and the Maximum goal.

•	Achieving at or below the Threshold, or Minimum goal of SVA improvement, would result in a 0% payout, or no payout of the participant’s target award.

•	Achieving the Target goal of SVA improvement would result in a 100% payout, or a 1x multiplier of the participant’s target award.

•	Achieving at or above the Maximum goal of SVA improvement would result in a 200% payout, or a 2x multiplier of the participant’s target award.

In order to achieve a payout under the SVA Plan, SVA improvement must exceed the Threshold, or Minimum goal of SVA improvement. SVA improvement amounts that fall in between the Threshold, Target, and Maximum goals are interpolated between each respective amount. For example, an SVA improvement level which was exactly in between the Target and Maximum goals would result in a 150% payout, or 1.5x multiplier of the participant’s target award. Each participant receives the same SVA improvement multiplier. The SVA Improvement Multiple cannot exceed the Maximum, or 2x multiplier, even if SVA improvement exceeds the Maximum goal. Because of the structure of the SVA Plan, the previous year’s performance impacts the target-setting process and ultimately the SVA improvement for the next fiscal year.

The goals for SVA improvement and actual fiscal 2022 results are shown below:

Fiscal 2022 SVA Improvement Goals, Results, and Payouts
Threshold/Minimum Goal	$(5,000,000)	0%, or 0x multiplier
Target Goal	$0	100%, or 1x multiplier
Maximum Goal	$5,000,000	200%, or 2x multiplier
Fiscal 2022 Result	$(1,289,552)	74%, or 0.74x multiplier
Fiscal 2022 SVA Payout = 74%, or 0.74x the participant’s target award

For fiscal 2022, the Compensation and Human Resources Committee established each SVA Plan participant’s target award by multiplying the participant’s salary paid in fiscal 2022 by a set percentage, or “Target Salary Percentage.” For fiscal 2022, each SVA Plan participant had a Target Salary Percentage ranging from 5% to 110% of their base salary. The Compensation and Human Resources Committee determined the Target Salary Percentage based on recommendations from management as to the participant’s overall responsibilities and title and information from the Industry Comparison Group and other survey data. For fiscal 2022, each member of the Management Team received a 110% Target Salary Percentage, Frank S. Pellegrino received a 90% Target Salary Percentage, Shayn E. Wallace received a 75% Target Salary Percentage, Christopher H. Gardier received a 60% Target Salary Percentage and Michael J. Finn received a 45% Target Salary Percentage. Applying the compensation philosophy discussed above, the target award for each of the named executive officers was modestly above the 50th percentile of the market competitive benchmarks.

The table below summarizes the SVA Payments for the 2022 fiscal year for our named executive officers, based on the respective salaries paid, Target Salary Percentages and SVA Improvement Multiple:

			Fiscal 2022 SVA Payout
Officer	Fiscal 2022 Salary		Target Salary Percentage		SVA Improvement Multiple		SVA Payment Declared
Jeffrey T. Sanfilippo	$748,391		110%		0.74		$610,837
Michael J. Valentine	$713,360		110%		0.74		$582,244
Jasper B. Sanfilippo, Jr.	$748,391		110%		0.74		$610,837
Frank S. Pellegrino	$407,883	X	90%	X	0.74	=	$272,385
Shayn E. Wallace	$354,816		75%		0.74		$197,455
Christopher H. Gardier	$314,077		60%		0.74		$139,827
Michael J. Finn	$212,986		45%		0.74		$71,116

Long-Term Incentives—Equity Awards Under the Omnibus Plan

As described under “Security Ownership of Certain Beneficial Owners and Management”, the Management Team, and the “groups” to which they belong, have a large ownership interest in our company. The Compensation and Human Resources Committee recognizes that the Management Team’s large equity holdings in our company have resulted in the alignment of the Management Team’s interests with those of our stockholders. As a result, the Compensation and Human Resources Committee’s philosophy with respect to both the total amount of equity granted and equity as a compensation component has historically been more conservative as compared to our peers in the Industry Comparison Group. Thus, grants of equity awards to the Management Team were below the 50th percentile of the Industry Comparison Group in fiscal 2022. Grants of equity awards to Frank S. Pellegrino, Shayn E. Wallace and Michael J. Finn all approximated the 50th percentile of the market benchmarks in fiscal 2022. In granting the number of RSUs, the Compensation and Human Resources Committee also considered the Board of Directors’ equity grant cap policy for the 2022 fiscal year. This policy limited the number of awards to 20,000 for any one individual and 250,000 in the aggregate to all individuals for the 2022 fiscal year.

In deciding the amount of RSUs to grant in fiscal 2022, the Compensation and Human Resources Committee considered the responsibilities of each executive officer and our financial and operating performance in the prior fiscal year. In addition, for fiscal 2022, the Compensation and Human Resources Committee specifically considered the company’s conservative use of equity compensation and the Management Team’s current pay positioning relative to the Industry Comparison Group. As part of these considerations, the Compensation and Human Resources Committee granted Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. $450,000 of RSUs, which translated into 5,158 RSUs granted, and granted Mr. Michael J. Valentine $400,000 of RSUs, which translated into 4,585 RSUs granted. Frank S. Pellegrino, Shayn E. Wallace and Michael J. Finn, after input from management and deliberation by the Compensation and Human Resources Committee, were awarded $225,000, $200,000 and $110,000 of RSUs, which translated into 2,579, 2,293 and 1,261 RSUs granted, respectively. Christopher H. Gardier did not receive an equity award due to his planned retirement in July 2022.

The Compensation and Human Resources Committee typically approves the equity awards to be granted for any given fiscal year at the Compensation and Human Resources Committee meeting held at or around the annual meeting of stockholders. Annual equity award grant dates are set on the 10th business day after the grant approval date. This date was chosen for administrative, compliance and governance reasons. For the fiscal 2022 RSU award grant, the Compensation and Human Resources Committee approved the grant on October 27, 2021, with a grant date of November 10, 2021. Pursuant to applicable SEC reporting rules, we have reported in the Summary Compensation Table and Grants of Plan-Based Awards Table below the applicable number of RSUs granted to each named executive officer at the grant date fair value under FASB ASC Topic 718, which may differ from the methodology we use to determine the value of RSUs we award each named executive officer.

Stock Ownership Guidelines and Anti-Hedging Policy

Generally, members of our Management Team, executive officers and Outside Directors must hold the following number of shares of our Common Stock, Class A Stock or outstanding RSUs (“Eligible Shares”) before any shares of Common Stock can be sold:

•	Management Team and Chief Financial Officer: the lesser of 20,000 Eligible Shares or Eligible Shares with a fair market value equal to five times the executive’s annual base salary.

•	Other Executive Officers: the lesser of 10,500 Eligible Shares or Eligible Shares with a fair market value equal to two times the executive’s annual base salary.

•	Outside Directors: the lesser of 10,500 Eligible Shares or Eligible Shares with a fair market value equal to four times the director’s annual cash retainer.

In addition to the company’s Stock Ownership Guidelines, our company has adopted an Anti-Hedging Policy which prohibits our executive officers and directors from engaging in certain hedging transactions with respect to our Common Stock or Class A Stock. In accordance with its regular review of equity ownership by executive officers and directors, the Compensation and Human Resources Committee determined that all executive officers and directors have met or are on track to meet stock ownership requirements by their respective dates in accordance with the company’s Stock Ownership Guidelines.

All Other Compensation

In addition to the direct compensation described above, our company offers certain other benefits to our executive officers, including the named executive officers, which consist of life insurance, company-sponsored retirement plans and limited perquisites.

Life Insurance We provide our named executive officers with life insurance.

Company-Sponsored Retirement Plans Our company offers retirement plans for eligible employees, as follows:

401(k) Plan. The company’s 401(k) Plan is a tax-qualified defined-contribution retirement plan. All non-union employees who are 21 years of age or older, and have completed one year of service, including the named executive officers, are eligible to participate and receive a company match in our 401(k) Plan. All participants in our 401(k) Plan may receive company matching contributions of 100% of the employee’s contribution up to 3% of an employee’s salary and 50% of the next 2% of an employee’s salary; however, the match may not exceed 4% of an employee’s total salary. The Compensation and Human Resources Committee approves these matching percentages and limits annually. Our company contributed $84,908 as matching funds under the 401(k) Plan for fiscal 2022 for the named executive officers as a group, which are set forth in more detail in the “All Other Compensation for Fiscal Year 2022” table below.

SERP. On August 2, 2007 the former Compensation, Nominating and Governance Committee (“CNG Committee”) approved a restated SERP for certain named executive officers and key employees of our company (the “SERP Participants”) and their beneficiaries, if applicable. The restated SERP changed the plan adopted on August 25, 2005 to, among other things, clarify certain actuarial provisions and incorporate new Internal Revenue Service (“IRS”) requirements. The current SERP participants are Mathias A. Valentine (as a former employee), the members of the Management Team and James A. Valentine, Senior Technical Advisor and Director. Jasper B. Sanfilippo was also a SERP participant (as a former employee) until the time of his death in January 2020, at which time his SERP benefits passed to his spouse. The purpose of the SERP is to provide unfunded, non-qualified deferred compensation benefits to participants upon retirement, disability or death. The Compensation and Human Resources Committee believes that the SERP is a useful tool in motivating employees that are key to our company’s success and helps to ensure that the benefits provided by our company are competitive with the market. The current plan participants were chosen by our CNG Committee (prior to the creation of a separate Compensation and Human Resources Committee) based upon numerous factors, including the participant’s seniority, role within our company, and demonstrated commitment and dedication to our company. Participants with at least five years of employment with us are eligible to receive monthly benefits from the SERP after separating from service with our company, provided such participant’s employment is not terminated for “cause” (as defined in the SERP). For more information about the SERP please see “Company-Sponsored Retirement Plans” below.

Perquisites Our company provides a minimal amount of perquisites to the named executive officers, including members of the Management Team. The perquisites provided in fiscal 2022 were personal use of company vehicles or a direct car allowance. We have provided additional information on perquisites in the table entitled “All Other Compensation for Fiscal Year 2022.”

Retirement Agreement with Christopher H. Gardier: On November 3, 2021, we entered into an Executive Transition Agreement (the “Transition Agreement”) with Christopher H. Gardier, our former Senior Vice President, Consumer Sales. Under the terms of the Transition Agreement, Mr. Gardier retired from the company effective July 22, 2022. In exchange for being bound by customary release, non-solicit, non-disparagement and confidentiality provisions, and consideration of other factors, Mr. Gardier received a cash severance payment of $144,958, which was equivalent to twenty-four (24) weeks of pay, and company-paid COBRA continuation coverage for eighteen (18) months after his retirement from the company. Mr. Gardier was paid his 2022 SVA bonus as set forth in the Summary Compensation Table below and received retirement treatment for his unvested RSUs granted under the Omnibus Plan.

Response to the 2021 Advisory Vote on Executive Compensation

In 2021, the stockholders of our company had the opportunity, pursuant to SEC regulations, to have an advisory vote to approve the compensation paid to the named executive officers. The results of the vote were as follows:

•	33,114,823 votes were “For” the compensation paid to our named executive officers;

•	365,444 votes were “Against” the compensation paid to our named executive officers; and

•	25,257 votes abstained.

Based on the above results, approximately 98.8% of votes cast at the 2021 annual meeting of stockholders supported the compensation paid to our named executive officers. The Compensation and Human Resources Committee considered these results in light of our company’s corporate structure and determined that no significant changes were required to our company’s compensation program as a result of the vote.

Policy With Respect to Qualifying Compensation for Tax Deductibility and Accounting Matters

Prior to the enactment of the U.S. Tax Cuts and Jobs Act on December 22, 2017 (the “TCJA”), our company’s ability to deduct compensation paid to covered employees (as defined in the Section 162(m) of the Internal Revenue Code (“Section 162(m)”)), including certain named executive officers, for tax purposes was generally limited to $1.0 million annually. However, this $1.0 million limitation did not apply to “performance-based” compensation if certain conditions were satisfied as set forth in more detail in Section 162(m). The TCJA repealed the performance-based compensation exemption, effective for taxable years beginning January 1, 2018, and expanded the definition of covered employees whose compensation is subject to the annual $1.0 million deduction limitation to cover compensation paid to the CFO plus any individual who has previously been a covered employee, even if the individual no longer holds the position. Compensation paid to our named executive officers in excess of $1.0 million since the 2019 fiscal year and later fiscal years is generally not tax deductible even if performance-based. In addition, further changes in tax laws (and interpretations of those laws), as well as other factors beyond our company’s control, may affect the deductibility of any other compensation paid to our employees. Although the Section 162(m) exemption is no longer available, the Compensation and Human Resources Committee intends to continue to use selected performance-based metrics in our compensation programs because it believes that it aligns the interests of our stockholders with the interests of our named executive officers.

The Compensation and Human Resources Committee, as necessary in its judgment, reviews projections of the estimated accounting (pro forma expense) and tax impacts of all material elements of the executive compensation program. Generally, the accounting expenses are accrued over the requisite service period of the particular pay element (generally equal to the performance period) and our company realizes a tax deduction upon the payment to or realization by the executive. We account for our equity awards under FASB ASC Topic 718.

Compensation of Executive Officers

Summary Compensation Table

The Summary Compensation Table provides the total compensation for the last three completed fiscal years for each of our company’s named executive officers.

Summary Compensation Table for Fiscal Year 2022

Name and Principal Position(*)	Year	Salary	Stock Awards(1)	Non- Equity Incentive Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
Jeffrey T. Sanfilippo	2022	$764,313	$382,517	$610,837	$—	$18,660	$1,776,327
Chief Executive Officer	2021	$684,650	$350,611	$1,305,937	$1,156,502	$17,350	$3,515,050
	2020	$643,077	$291,711	$1,221,846	$1,408,211	$33,369	$3,598,214

Michael J. Valentine	2022	$727,690	$373,219	$582,244	$—	$29,136	$1,712,289
Group President	2021	$684,650	$383,707	$1,305,937	$1,394,810	$30,086	$3,799,190
	2020	$643,077	$309,585	$1,221,846	$1,509,316	$42,394	$3,726,218

Jasper B. Sanfilippo, Jr.	2022	$764,313	$382,517	$610,837	$—	$29,136	$1,786,803
Chief Operating Officer	2021	$684,650	$350,611	$1,305,937	$793,205	$29,386	$3,163,789
	2020	$643,077	$291,711	$1,221,846	$1,216,297	$41,844	$3,414,775

Frank S. Pellegrino	2022	$417,307	$191,259	$272,385	$—	$20,942	$901,893
Chief Financial Officer	2021	$343,309	$162,188	$445,744	$—	$19,990	$971,231
Executive Vice President
Finance and Administration

Shayn E. Wallace	2022	$361,944	$170,049	$197,455	$—	$19,678	$749,126
Executive Vice President	2021	$341,423	$162,188	$444,202	$—	$21,410	$969,223
Sales and Marketing

Christopher H. Gardier	2022	$320,117	$—	$139,827	$—	$18,692	$478,636
Former Senior Vice President	2021	$312,648	$143,927	$325,441	$—	$18,341	$800,357
Consumer Sales	2020	$302,370	$138,718	$362,844	$—	$17,792	$821,724

Michael J. Finn	2022	$217,517	$93,516	$71,116	$—	$19,010	$401,159
Vice President
Corporate Controller

(*)

On August 20, 2021, following the conclusion of our 2021 fiscal year and filing of our annual report on Form 10-K, Mr. Michael J. Valentine stepped down as Chief Financial Officer and Mr. Frank S. Pellegrino was appointed as our Chief Financial Officer. Messrs. Frank S. Pellegrino and Shayn E. Wallace were not named executive officers for the 2020 fiscal year. Mr. Michael J. Finn was not a named executive officer for the 2021 and 2020 fiscal years.

(1)

The amounts in this column reflect the grant date fair value of RSUs granted under the Omnibus Plan for the fiscal years presented, determined in accordance with FASB ASC Topic 718. The fair value may vary by participant based on the applicable provisions in the Omnibus Plan. Pursuant to his Transition Agreement, Mr. Gardier did not receive a grant of RSUs in fiscal 2022.

(2)	The amounts in this column reflect payments made pursuant to our SVA Plan for the respective fiscal year the payments were earned.
(3)

The amounts in this column reflect the aggregate change in actuarial value of the named executive officers’ accumulated benefit under the SERP from June 25, 2021 to June 30, 2022, June 26, 2020 to June 24, 2021, and June 28, 2019 to June 25, 2020 which were our SERP measurement dates used for financial reporting purposes for fiscal 2022, 2021 and 2020, respectively. For fiscal year 2022, the pension value decreased $487,497 for Mr. Jeffrey T. Sanfilippo, $201,215 for Mr. Michael J. Valentine and $843,120 for Mr. Jasper B. Sanfilippo, Jr. Assumptions used to calculate the amounts can be found immediately after the “Pension Benefits Table for Fiscal Year 2022” below. None of our named executive officers earned above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified. See “Company-Sponsored Retirement Plans” for more information about the SERP.
(4)

The amounts in this column reflect perquisites and other personal benefits. The table below entitled “All Other Compensation for Fiscal Year 2022” shows each component of the total amount included in this column.

(5)

Although it was generally determined by the Compensation and Human Resources Committee that Jeffrey T. Sanfilippo’s and Jasper B. Sanfilippo, Jr.’s compensation (base salary, stock awards and non-equity incentive compensation) should be equal, total compensation for the two of them may differ primarily due to the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, the actuarial value of which is impacted by the participant’s age and years of service and due to the amounts reported in the “Stock Awards” column for the reason discussed in footnote 1 to this Summary Compensation Table. Refer to the “Overview of Fiscal 2022 Executive Compensation Program” for additional detail regarding the philosophy for the Management Team members’ compensation.

All Other Compensation for Fiscal Year 2022(1)

Name	Benefit Plan Matching(2)	Executive Life Insurance(3)	Car Allowance(4)	Total
Jeffrey T. Sanfilippo	$12,434	$1,536	$4,690	$18,660
Michael J. Valentine	$12,000	$1,536	$15,600	$29,136
Jasper B. Sanfilippo, Jr.	$12,000	$1,536	$15,600	$29,136
Frank S. Pellegrino	$13,525	$1,417	$6,000	$20,942
Shayn E. Wallace	$12,333	$1,345	$6,000	$19,678
Christopher H. Gardier	$11,400	$1,292	$6,000	$18,692
Michael J. Finn	$12,774	$1,159	$5,077	$19,010

(1)

Such perquisites and personal benefits are valued at their aggregate incremental cost to our company. All of the perquisites and personal benefits referred to by footnote (4) to the Summary Compensation Table involved an actual cash expenditure by our company and therefore the actual cash expenditure is what is reflected as the value of the perquisites and personal benefits.

(2)	The amounts in this column reflect the company’s matching contributions to our company’s 401(k) Plan and HSA Plan.
(3)	The amounts in this column reflect life insurance premiums paid by the company on behalf of the named executive officers.
(4)	The amounts in this column reflect the named executive officers’ personal usage of a company car or a direct car allowance paid to the named executive officer.

Company-Sponsored Retirement Plans

A purpose of the SERP is to provide the Management Team with a meaningful retirement benefit. The SERP is an unfunded plan. If a SERP participant, after serving our company for at least five years, separates from service to our company at or after the age of 65, benefits will be payable to the SERP participant for life. Monthly installments will be paid at a rate equal to (a) one-twelfth (1/12th) of 50% of the SERP participant’s highest consecutive five year average annual base salary, bonus and non-equity incentive compensation earned during the SERP participant’s final 10 years of service, multiplied by (b) the number of full years the SERP participant was employed by the company divided by the greater of (i) 20 or (ii) the number of full years the SERP participant would have been employed if he or she had been employed by the company from his or her hire date through attainment of age 65 (which quotient shall not exceed 1.0). In the event that the SERP participant’s benefits commence after he or she turns 65 years old, the SERP participant’s benefit as otherwise computed under the SERP shall be adjusted for the time value of money (interest only) from age 65 to his or her age at actual retirement. If the participant has a beneficiary (the existence of a beneficiary is determined at the time the benefits commence), the benefits will be in the form of a joint and 100% contingent annuitant benefit, which is the actuarial equivalent of the SERP participant’s life-only benefit. If a SERP participant separates from service to our company prior to the age of 65 and has achieved 10 years of service to us, certain reduced early retirement benefits may be available. All of the named executive officers eligible to participate in the SERP have already achieved 10 years of service to us, but none are 65 or older. Payments under the SERP are subject to a deduction for social security and other offset amounts.

The present value of the accumulated benefits for each of the executive officers in the table below is based upon the following: (a) in determining the number of years of credited service at retirement age, the retirement age is 57 – 65 years old; (b) the annual retirement payment is 50% of the executive’s current compensation; (c) the discount rate is 4.68% and (d) the Pri-2012 White Collar Mortality table postretirement with MP-2021 projection table applied on a fully generational basis were used to determine life expectancy after retirement date. A further discussion of the assumptions used in calculating the amounts shown in the table below can be found in Note 14 to our audited consolidated financial statements for the year ended June 30, 2022, included in our Annual Report on Form 10-K filed with the Commission on August 24, 2022.

Pension Benefits Table for Fiscal Year 2022

Name & Position(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Jeffrey T. Sanfilippo, CEO	Supplemental Retirement Plan	31	$6,605,943	$0
Michael J. Valentine, Group President	Supplemental Retirement Plan	35	$8,257,782	$0
Jasper B. Sanfilippo, Jr., COO	Supplemental Retirement Plan	31	$4,356,229	$0

(1)	Frank S. Pellegrino, Shayn E. Wallace, Christopher H. Gardier and Michael J. Finn are not SERP participants.
(2)

This column reflects the actual number of years of service to our company by each of the executive officers listed. It is our company’s policy not to credit extra years of service to SERP Participants.

Grants of Plan-Based Awards

Our company’s plan-based awards for certain executives, including the named executive officers, consist of equity-based awards and non-equity incentive compensation payments under our SVA Plan. The following table provides fiscal 2022 information for the named executive officers’ equity-based awards under our Omnibus Plan and potential non-equity incentive compensation payments under our SVA Plan. With respect to awards of RSUs under our company’s Omnibus Plan, the table below includes the grant date of each award, the number of RSUs granted, the fair value at the date of grant and the resulting grant date fair value of the RSUs.

Grants of Plan-Based Awards for Fiscal Year 2022

	Grant Date(1)	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Equity Based Awards: Number of Units	Grant Date Fair Value ($/Share)	Grant Date Fair Value of Equity Based Awards(3)
Name			Threshold $	Target $	Maximum $
Jeffrey T. Sanfilippo	11/10/2021	10/27/2021	—	—	—	5,158	$74.16	$382,517
	8/18/2021	—	—	$840,744	$1,681,488

Michael J. Valentine	11/10/2021	10/27/2021	—	—	—	4,585	$81.40	$373,219
	8/18/2021	—	—	$800,459	$1,600,918

Jasper B. Sanfilippo, Jr.	11/10/2021	10/27/2021	—	—	—	5,158	$74.16	$382,517
	8/18/2021	—	—	$840,744	$1,681,488

Frank S. Pellegrino	11/10/2021	10/27/2021	—	—	—	2,579	$74.16	$191,259
	8/18/2021	—	—	$375,576	$751,152

Shayn E. Wallace	11/10/2021	10/27/2021	—	—	—	2,293	$74.16	$170,049
	8/18/2021	—	—	$271,458	$542,916

Christopher H. Gardier	8/18/2021	—	—	$192,070	$384,141

Michael J. Finn	11/10/2021	10/27/2021	—	—	—	1,261	$74.16	$93,516
	8/18/2021	—	—	$97,883	$195,765

(1)	The November 10, 2021 equity awards (RSUs) were granted under the Omnibus Plan. The August 18, 2021 awards (non-equity incentive compensation payments) were granted under the SVA Plan.
(2)

This column shows both the target and maximum for fiscal 2022 under our company’s SVA Plan. The amounts in this column are based on the participant’s fiscal 2022 salary earned, the applicable Target Salary Percentage and the applicable performance level under the SVA Plan. The SVA Plan payments are based on SVA, which is the year-to-year improvement in our net operating profit after taxes minus a capital charge. The maximum payout pursuant to the SVA Plan is an SVA Improvement Multiple of 2x. The actual SVA Improvement Multiple for fiscal 2022 was 0.74x. See “Compensation Discussion and Analysis—Overview of Fiscal 2022 Executive Compensation Program—Annual Incentive Compensation—Sanfilippo Value-Added Plan” for more information about our SVA Plan.

(3)

The amounts shown in this column represent the grant date fair value of each equity award (all RSUs) calculated in accordance with FASB ASC Topic 718. The Compensation and Human Resources Committee approved the grant date as the 10th business day following the date of the Compensation and Human Resources Committee’s approval of the grant. These dates were chosen for administrative, compliance and governance purposes. The Compensation and Human Resources Committee reviews and approves the granting of RSUs under the Omnibus Plan at its meeting at or around the annual meeting of stockholders.

Outstanding Equity Awards

The following table provides information on outstanding equity-based awards held by the named executive officers as of June 30, 2022. For RSUs, the table shows the number of RSUs that have not vested and their market value.

Outstanding Equity Awards at Fiscal Year End 2022

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested(1)	Market Value of Units That Have Not Vested(2)
Jeffrey T. Sanfilippo	—	—	—	—	13,608	$986,444
Michael J. Valentine	—	—	—	—	13,035	$944,907
Jasper B. Sanfilippo, Jr.	—	—	—	—	13,608	$986,444
Frank S. Pellegrino	—	—	—	—	6,484	$470,025
Shayn E. Wallace	—	—	—	—	6,198	$449,293
Christopher H. Gardier	—	—	—	—	3,449	$250,018
Michael J. Finn	—	—	—	—	2,252	$163,247

(1)	Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr. were granted 5,158 RSUs in fiscal 2022, 5,212 RSUs in fiscal 2021, and 3,238 RSUs in fiscal 2020.

Michael J. Valentine was granted 4,585 RSUs in fiscal 2022, 5,212 RSUs in fiscal 2021, and 3,238 RSUs in fiscal 2020.

Frank S. Pellegrino was granted 2,579 RSUs in fiscal 2022, 2,411 RSUs in fiscal 2021, and 1,494 RSUs in fiscal 2020.

Shayn E. Wallace was granted 2,293 RSUs in fiscal 2022, 2,411 RSUs in fiscal 2021, and 1,494 RSUs in fiscal 2020.

Christopher H. Gardier was granted 0 RSUs in fiscal 2022, 1,955 RSUs in fiscal 2021, and 1,494 RSUs in fiscal 2020.

Michael J. Finn was granted 1,261 RSUs in fiscal 2022, 717 RSUs in fiscal 2021, and 274 RSUs in fiscal 2020.

The Compensation and Human Resources Committee approved the fiscal 2022 RSU grants on October 27, 2021, with a grant date of November 10, 2021. The Compensation and Human Resources Committee approved the fiscal 2021 RSU grants on October 28, 2020, with a grant date of November 11, 2020. The Compensation and Human Resources Committee approved the fiscal 2020 RSU grants on October 30, 2019, with a grant date of November 13, 2019. All RSUs granted to employees vest in accordance with the provisions in the Omnibus Plan and generally are scheduled to fully vest three years from the grant date.

(2)	The amounts shown in this column reflect the value of outstanding RSUs at June 30, 2022. The closing price of our Common Stock was $72.49 at June 30, 2022.

Option Exercises and Stock Vested During Fiscal 2022

The following table provides information on stock options that were exercised and stock awards that vested during the fiscal year ended June 30, 2022 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Shares Acquired on Vesting ($)(1)
Jeffrey T. Sanfilippo	—	$—	5,100	$446,709
Michael J. Valentine	—	$—	5,100	$446,709
Jasper B. Sanfilippo, Jr.	—	$—	5,100	$446,709
Frank S. Pellegrino	—	$—	2,354	$206,187
Shayn E. Wallace	—	$—	1,284	$97,173
Christopher H. Gardier	—	$—	2,354	$206,187
Michael J. Finn	—	$—	432	$37,839

(1)

The RSU awards for Jeffrey T. Sanfilippo, Michael J. Valentine, Jasper B. Sanfilippo, Jr., Frank S. Pellegrino, Christopher H. Gardier, and Michael J. Finn vested on November 15, 2021, the third anniversary of the grant date of the award. The closing price of our Common Stock on November 15, 2021 was $87.59.

The RSU awards for Shayn E. Wallace vested on May 15, 2022, the third anniversary of the grant date of the award. The closing price of our Common Stock on May 13, 2022, the trading day immediately preceding the aforementioned vesting date, was $75.68.

Other SERP Payments

Under the SERP, for amounts which appear in the Pension Benefits Table for Fiscal Year 2022 above, the SERP Participants may receive post-employment payments at the termination of their employment with us by reasons including, other than for “cause” (as defined in the SERP), retirement, disability or death and if the participant has at least five years of employment with our company. Upon a termination for cause, all benefit rights under the SERP will terminate and be forfeited. Pursuant to the terms of the SERP, the employment of a SERP participant shall be deemed to have been terminated for cause by our company if a SERP participant has: (a) engaged in one or more acts constituting a felony, or involving fraud or serious moral turpitude; (b) willfully refused (except by reason of incapacity due to accident or illness) to perform substantially all of his or her duties, provided that such refusal shall have resulted in demonstrable material injury to our company or its subsidiaries; or (c) willfully engaged in gross misconduct materially injurious to our company. If a SERP Participant separates from our company on or after the age of 65 (other than for cause), that SERP Participant will receive the full benefit under the formula described before the Pension Benefits Table for Fiscal Year 2022.

If a SERP Participant separates from our company before the age of 65 (other than for cause), has attained the age of 55 and has been credited with at least 10 years of employment at the time of termination of employment, that SERP Participant will receive the actuarial equivalent of the age 65 benefit, to be paid as soon as feasible on or after the participant’s attainment of the age of 55.

Assuming that each of the SERP Participants separated their service from our company on June 30, 2022, each would receive the following monthly payment to be paid throughout the SERP Participant’s life:

•	Jeffrey T. Sanfilippo: $34,652

•	Michael J. Valentine: $49,742

•	Jasper B. Sanfilippo, Jr.: $22,076(1)

(1)	Participant’s monthly payment would not commence until he reaches the age of 55.

If a SERP Participant separates from our company before age 65 and has not been credited with at least 10 years of employment, that SERP Participant’s benefits may not commence until the attainment of the age of 65. All SERP Participants have already been credited with at least 10 years of employment to our company. As all SERP Participants are deemed “specified employees” under Section 409(A) of the Internal Revenue Code, benefits will not be paid until the date that is six months after the effective date of termination of employment. In the event that termination of employment was the result of long-term disability, the benefits shall be reduced to the extent of any benefits received under our company’s long-term disability plan and until such time that benefits under the long-term disability plan cease. If both the SERP participant and the SERP participant’s beneficiary die before the benefits commence, all entitlement to benefits will terminate.

So long as a SERP participant is not terminated for cause and has fulfilled the conditions precedent to payment as described above, a participant is entitled to payment pursuant to the SERP. Other than as described above, there are no material conditions or obligations applicable to the receipt of payments or benefits under the SERP, such as a requirement to enter into non-compete, non-solicitation, non-disparagement or confidentiality agreements.

Equity Awards and SVA—Change in Control and Termination Provisions

The Compensation and Human Resources Committee has granted equity related awards to the named executive officers under our Omnibus Plan. The outstanding awards consist of RSUs granted under the Omnibus Plan in our fiscal 2020, fiscal 2021 and fiscal 2022 years. Below summarizes the treatment in respect of the various outstanding equity awards under the specified circumstances.

•	Voluntary resignation or for cause: all unvested RSUs are forfeited under the Omnibus Plan.

•	Death or disability: all unvested RSUs will vest under the Omnibus Plan.

•

Retirement: all unvested RSUs will vest under the Omnibus Plan if the participant meets the criteria for retirement, as defined, and the participant gives the required notice. Unvested RSUs will vest under the Omnibus Plan on a pro-rata basis if the participant meets the criteria for early retirement and the participant gives the required notice.

•	Change in control: unless the Compensation and Human Resources Committee elects to provide different treatment, all unvested RSUs will vest pro-rata under the Omnibus Plan.

In the event of termination of employment by resignation or for cause, the named executive officers would forfeit their SVA payments and would not receive any compensation. Upon death or disability, retirement or termination of service by the company other than for cause, the named executive officers would receive their SVA payments on a pro-rata basis. The SVA payment is pro-rated based on the final and actual paid base salary through the date of separation. Upon a change in control, the named executive officers would receive their SVA payments based on the assumption that the target SVA improvement for that plan year had been achieved prior to the change in control, and pro-rating it for the actual number of days in the plan year before the change in control occurred.

Other Equity and SVA Payments—Change in Control

In the event that a change of control of our company occurred on June 30, 2022, our named executive officers would be entitled to the following equity-based payments as a result of such officer’s unvested RSUs vesting upon such change in control in accordance with the Omnibus Plan, the following target bonus payments

(assuming no Compensation and Human Resources Committee action) as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/30/22	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	6,542	$72.49	$474,230	$610,837	$1,085,067
Jasper B. Sanfilippo, Jr.	6,542	$72.49	$474,230	$610,837	$1,085,067
Michael J. Valentine	6,431	$72.49	$466,183	$582,244	$1,048,427
Frank S. Pellegrino	3.060	$72.49	$221,819	$272,385	$494,204
Shayn E. Wallace	3,005	$72.49	$217,832	$197,455	$415,287
Christopher H. Gardier	2,319	$72.49	$168,104	$139,827	$307,931
Michael J. Finn	859	$72.49	$62,269	$71,116	$133,385

Other Equity and SVA Payments—Other Terminations

In the event of a named executive officer’s death or permanent disability, on June 30, 2022, each named executive officer would be entitled to the following equity-based payments for accelerated vesting of RSUs in accordance with the Omnibus Plan, the following bonus payments as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/30/22	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	13,608	$72.49	$986,444	$610,837	$1,597,281
Jasper B. Sanfilippo, Jr.	13,608	$72.49	$986,444	$610,837	$1,597,281
Michael J. Valentine	13,035	$72.49	$944,907	$582,244	$1,527,151
Frank S. Pellegrino	6,484	$72.49	$470,025	$272,385	$742,410
Shayn E. Wallace	6,198	$72.49	$449,293	$197,455	$646,748
Christopher H. Gardier	3,449	$72.49	$250,018	$139,827	$389,845
Michael J. Finn	2,252	$72.49	$163,247	$71,116	$234,363

In the event of a named executive officer’s normal or early retirement, on June 30, 2022, each named executive officer would be entitled to the following payment for accelerated vesting of RSUs (assuming all applicable notices were timely given and the participant is eligible for any retirement treatment), the following bonus payments as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/30/22	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	6,542	$72.49	$474,230	$610,837	$1,085,067
Jasper B. Sanfilippo, Jr.	—	$72.49	$—	$610,837	$610,837
Michael J. Valentine	13,035	$72.49	$944,907	$582,244	$1,527,151
Frank S. Pellegrino	—	$72.49	$—	$272,385	$272,385
Shayn E. Wallace	—	$72.49	$—	$197,455	$197,455
Christopher H. Gardier	2,319	$72.49	$168,104	$139,827	$307,931
Michael J. Finn	—	$72.49	$—	$71,116	$71,116

For all other terminations of service not listed above, including voluntary separation, the named executive officers would forfeit their SVA payments and would not receive any compensation.

Certain Insurance Policy Arrangements

We provided benefits in the form of paying premiums on certain insurance policies (the “Policies”) that cover the lives of our former Chief Executive Officer, Jasper B. Sanfilippo (deceased), his spouse, and our former President, Mathias A. Valentine (collectively, the “Former Officers”). The Policies were obtained by the Former Officers while they were serving as executive officers of the company. The Policies were previously owned by several trusts created by the Former Officers. On December 31, 2003, the trusts, the Former Officers, their spouses and our company entered into certain Amended and Restated John B. Sanfilippo & Son, Inc. Split-Dollar Insurance Agreements (as amended, the “Split-Dollar Agreements”), which assigned the Policies to our company. As a result of this assignment, our company received all incidents and benefits of ownership in the Policies, including all rights to the accumulated cash surrender values of the Policies, and has undertaken the obligation to pay the premiums due on such policies. Upon the death of both the insured and their spouse, the company is entitled to receive reimbursement of all premiums paid by the company, and the trusts created by the Former Officers are entitled to receive any remaining death benefit. In fiscal 2022 the Sanfilippo family exercised their contractual option (as set forth in the respective Split-Dollar Agreement) to purchase the applicable insurance policies from the company and consequently the company sold its ownership of such policies to the Sanfilippo family, as further described under “Review of Related Party Transactions—Sanfilippo Split-Dollar Life Policy Termination”. In fiscal 2022, the company paid insurance premiums of approximately $56,000 in respect of such split-dollar policies for Mathias A. Valentine, as contemplated by the respective Split-Dollar Agreement.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, our company is providing information about the relationship of the annual total compensation of our median employee and the annual compensation of our Chief Executive Officer during fiscal 2022. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As permitted by the SEC rules, the median employee utilized for fiscal 2022 is the same employee identified in fiscal 2021 because there have been no changes in the employee population or employee compensation arrangements that the company reasonably believes would result in a significant change to the median employee. To identify our median employee in fiscal 2021, payroll data was collected for all employees, whether employed on a full-time, part-time, or seasonal basis, as of June 24, 2021, excluding the CEO. We used total W-2 compensation for fiscal 2021 as our consistently applied compensation measure. We believe the use of W-2 compensation for all employees is a consistently applied compensation measure. Using this methodology, we determined that our median employee is a non-exempt, full-time hourly employee with an annual total compensation of $61,744 for fiscal 2022, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The annual total compensation of our CEO for fiscal 2022, as reported in the Summary Compensation Table included earlier in this proxy statement, was $1,776,327.

On the basis of the information set forth above, for fiscal 2022 the estimated ratio of the annual compensation of Mr. Jeffrey T. Sanfilippo to the annual compensation of our median employee was 29 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules and guidance promulgated by the SEC as of the date of this proxy statement. We have derived this estimate based on our payroll and employment records, the compensation for our CEO as set forth in the Summary Compensation Table, and the methodologies described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee reviews and approves the salaries, equity grants, incentive compensation (such as the SVA Plan) and other compensation of executive officers and Outside Directors. The duties and procedures of the Compensation and Human Resources Committee are explained in greater detail in the “Compensation and Human Resources Committee” subsection of the “Corporate Governance” section and the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e)(5) of Regulation S-K.

Respectfully submitted by all of the members of the Compensation and Human Resources Committee of the Board of Directors.

Ellen C. Taaffe, Chairperson

Pamela Forbes Lieberman

Mercedes Romero

The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 6, 2022, except where otherwise indicated in the footnotes, with respect to the beneficial ownership of Common Stock and Class A Stock by (a) each individual, group, or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each of our directors and nominees for election as a director, (c) each of our named executive officers and (d) all of our directors and executive officers as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to us by them in connection with the preparation of this Proxy Statement and our internal records. Except where otherwise indicated in the footnotes to this table, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 1703 N. Randall Road, Elgin, Illinois 60123-7820.

Name	No. of Shares of Common Stock(1)	% of Outstanding Shares of Common Stock	No. of Shares of Class A Stock(1)(2)	% of Outstanding Shares of Class A Stock	% of Outstanding Votes on Matters Other than Election of Directors
Jeffrey T. Sanfilippo(3)+-	2,961	*	104,635	4.0	3.0
Jasper B. Sanfilippo, Jr.(3)+-	4,725	*	1,449,829	55.8	41.6
Lisa A. Sanfilippo(3)+	3,901	*	82,781	3.2	2.4
John E. Sanfilippo(3)+	3,209	*	122,787	4.7	3.5
James J. Sanfilippo(3)+	7,208	*	1,358,127	52.3	38.9

Total Sanfilippo Group(3)	22,004	*	1,768,496	68.1	50.7
Michael J. Valentine(4)+-	32,783	*	828,930	31.9	23.8

Total Valentine Group(5)	32,783	*	828,930	31.9	23.8
James A. Valentine(6)+	12,143	*	—	—	*
Frank S. Pellegrino(7)-	14,036	*	—	—	*
Shayn E. Wallace(8)-	939	*	—	—	*
Christopher H. Gardier(9)-	13,949	*	—	—	*
Michael J. Finn(10)-	316	*	—	—	*
Ellen C. Taaffe(11)+	11,041	*	—	—	*
Pamela Forbes Lieberman(12)+	1,992	*	—	—	*
Mercedes Romero(13)+	963	*	—	—	*
BlackRock, Inc.(14)	1,504,410	16.8	—	—	4.3
The Vanguard Group, Inc.(15)	871,851	9.8	—	—	2.5
Thrivent Financial for Lutherans(16)	660,241	7.4	—	—	1.9
Royce & Associates LP (17)	550,537	6.2	—	—	1.6
All directors and executive officers as a group (14 persons)(18)	110,166	1.2	2,597,426	100	74.7

+	Denotes director.
-	Denotes named executive officer.
*	Less than one percent (1%).
(1)

Except as otherwise indicated below, for purposes of the table above, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder’s percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options that are exercisable or the conversion of RSUs that are vested on or within 60 days of September 6, 2022, are included.

(2)

Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo (deceased) or Mathias A. Valentine, (b) a spouse or lineal descendant of Jasper B. Sanfilippo (deceased) or Mathias A. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) John B. Sanfilippo & Son, Inc., or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the “Permitted Transferees”), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.
(3)

On June 21, 2004, a Schedule 13D was filed jointly by the members of the Sanfilippo family referenced in the above beneficial ownership table (the “Sanfilippo Group”). Amendments to the Schedule 13D were filed on March 21, 2007, January 16, 2008, September 10, 2009, April 27, 2012, and September 13, 2018. The Sanfilippo Group made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Except as expressly set forth in the Schedule 13D, each member of the Sanfilippo Group disclaims beneficial ownership of the Common Stock and Class A Stock beneficially owned by any other member of the Sanfilippo Group.

The members of the Sanfilippo Group are deemed to beneficially own an aggregate of 1,768,496 shares of Class A Stock, 19,115 shares of Common Stock, and 2,889 RSUs that are convertible to 2,889 shares of Common Stock on or within 60 days of September 6, 2022, which includes 68.1% of the total outstanding shares of Class A Stock. The Sanfilippo Group would own 16.7% of the total outstanding shares of Common Stock, assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock and assuming the Valentine Group has not converted any of their Class A shares to Common Stock. Based on the relative voting rights of the Class A Stock and Common Stock, the Sanfilippo Group has or shares 50.7% of the total outstanding voting power of our common equity, calculated by using 10 votes per share of Class A Stock and assuming that the applicable shares of Class A Stock are not converted into Common Stock. For additional information about our company’s status as a “controlled company” under Nasdaq rules, see “Corporate Governance—Controlled Company Status and Independence of the Board of Directors” above.

The beneficial ownership of the Sanfilippo Group is as follows:

Jeffrey T. Sanfilippo: The beneficial ownership of Jeffrey T. Sanfilippo includes (a) 21,856 shares of Class A Stock held directly, (b) 50,170 shares of Class A Stock held as trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006 (the “Jeffrey T. Sanfilippo Irrevocable Trust”), (c) 32,609 shares of Class A Stock held as trustee of the Jeffrey T. Sanfilippo Trust, dated October 4, 1991 (the “Jeffrey T. Sanfilippo Trust”), and (d) 2,961 shares of Common Stock held directly. 50,170 shares of Class A Stock in the Jeffrey T. Sanfilippo Irrevocable Trust and 32,609 shares of Class A Stock in the Jeffrey T. Sanfilippo Trust have been pledged to financial institutions.

Jasper B. Sanfilippo, Jr.: The beneficial ownership of Jasper B. Sanfilippo, Jr. includes (a) 11,856 shares of Class A Stock held directly, (b) 1,349,663 shares of Class A Stock based on his serving as co-trustee of the Sanfilippo Family GST Trust, dated May 10, 2017 (the “Sanfilippo Family GST Trust”), (c) 55,701 shares of Class A Stock held as trustee of the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006, (d) 32,609 shares of Class A Stock held as trustee of the Jasper B. Sanfilippo, Jr. Trust, dated September 23, 1991 (the “Jasper B. Sanfilippo, Jr Trust”), (e) 2,961 shares of Common Stock held directly, (f) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Tallon Trust and (g) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Edward Trust. As co-trustee, Jasper B. Sanfilippo, Jr. shares voting and dispositive power over the 1,349,663 shares of Class A Stock held in the Sanfilippo Family GST Trust. 750,000 shares of Class A Stock in the Sanfilippo Family GST Trust and 55,701 shares of Class A Stock in the Jasper B. Sanfilippo Jr. Irrevocable Trust, dated October 6, 2006, have been pledged to financial institutions. Such stockholder trust pledges have significantly decreased from the level indicated in the prior (2021) proxy statement of the company. In particular, the Sanfilippo Family GST Trust reduced its pledged share level by 349,663 shares of Class A Stock, from 1,099,663 to 750,000, and the pledge of 11,856 shares of Class A Stock in the Jasper B. Sanfilippo, Jr Trust, has been eliminated since the prior proxy statement of the company. Representatives of the Sanfilippo Family GST Trust have informed the Audit Committee that such trust has significant excess liquidity.

Lisa A. Sanfilippo: The beneficial ownership of Lisa A. Sanfilippo includes (a) 963 RSUs that are convertible to 963 shares of Common Stock on or within 60 days of September 6, 2022, (b) 50,172 shares of Class A Stock held as trustee of the Lisa A. Evon Irrevocable Trust, dated October 6, 2006, (c) 32,609 shares of Class A Stock held as trustee of the Lisa Ann Sanfilippo Trust, dated October 4, 1991 (the “Lisa Ann Sanfilippo Trust”), (d) 438 shares of Common Stock held directly, (e) 517 shares of Common Stock based on her serving as trustee of the Sanfilippo GC William Trust, (f) 722 shares of Common Stock based on her serving as trustee of the Sanfilippo GC Nicholas Trust, (g) 516 shares of Common Stock based on her serving as trustee of the Sanfilippo GC Danielle Trust and (h) 745 shares of Common Stock based on her serving as trustee of the Sanfilippo GC Allison Trust. The pledge of 32,609 shares of Class A Stock in the Lisa Ann Sanfilippo Trust has been eliminated since the prior proxy statement of the company.

John E. Sanfilippo: The beneficial ownership of John E. Sanfilippo includes (a) 963 RSUs that are convertible to 963 shares of Common Stock on or within 60 days of September 6, 2022, (b) 40,008 shares of Class A Stock held directly, (c) 50,170 shares of Class A Stock held as trustee of the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006, (d) 32,609 shares of Class A Stock held as trustee of the John E. Sanfilippo Trust, dated October 2, 1991, (e) 1,029 shares of Common Stock held directly, (f) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC John Trust and (g) 335 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Jasper L. Trust. The former pledge of 40,008 shares of Class A Stock (as indicated in the prior proxy statement of the company) held directly by John E. Sanfilippo was terminated prior to the adoption of the Anti-Pledging Policy, such that no shares directly owned by John E. Sanfilippo are currently pledged to financial institutions.

James J. Sanfilippo: The beneficial ownership of James J. Sanfilippo includes (a) 963 RSUs that are convertible to 963 shares of Common Stock on or within 60 days of September 6, 2022, (b) 8,464 shares of Class A Stock held directly, (c) 1,349,663 shares of Class A Stock based on his serving as co-trustee of the Sanfilippo Family GST Trust, (d) 1,726 shares of Common Stock held directly, (e) 670 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Jaclyn Trust, (f) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Enzo Trust, (g) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Jasper J. Trust, (h) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC James Trust, (i) 321 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Grace Trust and (j) 882 shares of Common Stock based on his serving as trustee of the Sanfilippo GC Caroline Trust. As co-trustee, James J. Sanfilippo shares voting and dispositive power over the 1,349,663 shares of Class A Stock held in the Sanfilippo Family GST Trust. As indicated above, certain shares of Class A Stock in the Sanfilippo Family GST Trust have been pledged to financial institutions.

Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., Lisa A. Sanfilippo and John E. Sanfilippo, as trustees of each of their aforementioned trusts dated October 6, 2006, are also the sole beneficiaries under each of their respective trusts.

The beneficiaries of the Sanfilippo Family GST Trust are the descendants of Marian Sanfilippo, as grantor, which include James J. Sanfilippo and Jasper B. Sanfilippo, Jr., who together are the trustees of that trust, and also Jeffrey T. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo.

The information set forth in the table above and in the accompanying footnotes with respect to Lisa A. Sanfilippo, John E. Sanfilippo and James J. Sanfilippo is based solely on the Schedule 13D filed by the Sanfilippo Group, as amended on September 3, 2018, as well as supplemental information provided to our company by the members of the Sanfilippo Group.

(4)

Includes 828,930 shares of Class A Stock based on his serving as trustee of the following three trusts: the Trust for Michael J. Valentine, dated May 26, 1991, the Trust for James A. Valentine, dated May 26, 1991, and the Trust for Mary Jo Carroll, dated May 26, 1991, each of which owns 276,310 shares of Class A Stock. The beneficiaries of these trusts are the children of Mathias and Mary Valentine, including Michael J. Valentine, an executive officer and director of our company, and James A. Valentine, a director of our company. Includes 32,783 shares of Common Stock held directly by Michael J. Valentine.

(5)

Michael J. Valentine and Mathias A. Valentine formed a group as reflected by the Schedule 13D filed on April 27, 2012. However, as disclosed on a Schedule 13D filed on September 10, 2021, Mathias A. Valentine was no longer a member of such group and Mr. Michael J. Valentine is the only member of such group (the “Valentine Group”). The total beneficial ownership of the Valentine Group consists of such (a) 828,930 shares of Class A Stock and (b) 32,783 shares of Common Stock, which represents 31.9% of the issued and outstanding Class A Stock, and 8.8% of the issued and outstanding Common Stock assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock and assuming the Sanfilippo Group has not converted any of their Class A shares to Common Stock.

Based on the relative voting rights of the Class A Stock and Common Stock, Michael J. Valentine directly or indirectly controls 23.8%. In addition, the Valentine Group directly controls 23.8% of the total outstanding voting power of our common equity. These percentages assume that the applicable shares of Class A Stock are not converted into Common Stock and are calculated using 10 votes per share of Class A Stock.

(6)

Includes 8,076 shares of Common Stock held directly by James A. Valentine, 350 shares of Common Stock held indirectly by Mr. Valentine’s spouse and 3,717 RSUs that are convertible to 3,717 shares of Common Stock on or within 60 days of September 6, 2022. Excludes 276,310 shares of Class A Stock held as trustee by Michael J. Valentine, an executive officer and director of our company.

(7)	Includes 14,036 shares of Common Stock held directly by Frank S. Pellegrino.
(8)	Includes 939 shares of Common Stock held directly by Shayn E. Wallace.
(9)	Includes 3,449 RSUs that are convertible to 3,449 shares of Common Stock on or within 60 days of September 6, 2022 and 10,500 shares of Common Stock held directly by Christopher H. Gardier.
(10)	Includes 316 shares of Common Stock held directly by Michael J. Finn.
(11)	Includes 10,012 RSUs that are convertible to 10,012 shares of Common Stock on or within 60 days of September 6, 2022 and 1,029 shares of Common Stock held directly by Ellen C. Taaffe.
(12)	Includes 963 RSUs that are convertible to 963 shares of Common Stock on or within 60 days of September 6, 2022 and 1,029 shares of Common Stock held directly by Pamela Forbes Lieberman.
(13)	Includes 963 RSUs that are convertible to 963 shares of Common Stock on or within 60 days of September 6, 2022.
(14)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2022, filed by BlackRock, Inc. on August 12, 2022. The mailing address of BlackRock, Inc. is: 55 East 52nd Street New York, NY 10055.

(15)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2022, filed by The Vanguard Group Inc. on August 12, 2022. The mailing address of The Vanguard Group Inc. is: PO Box 2600 V26, Valley Forge, PA 19482-2600.

(16)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2022, filed by Thrivent Financial for Lutherans on August 16, 2022. The mailing address of Thrivent Financial for Lutherans is: 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402-3211.

(17)

The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2022, filed by Royce & Associates LP on August 4, 2022. The mailing address of Royce & Associates LP is: 745 Fifth Avenue, New York, NY 10151.

(18)	Includes 21,993 RSUs that are convertible to 21,993 shares of Common Stock on or within 60 days of September 6, 2022 (including the RSUs referred to in footnotes 3, 6, 9, 11, 12 and 13).

REVIEW OF RELATED PARTY TRANSACTIONS

Our company has adopted a formal written policy governing the review and approval of related person transactions. Our related person transaction policy (the “RPT Policy”) covers transactions between the company and related persons. The RPT Policy defines a related person as (a) any executive officer or director of the company, (b) any nominee for election as a director of the company, (c) any beneficial owner of more than five percent of the voting securities of the company, (d) any immediate family member of any of the foregoing persons or (e) any entity in which any of the foregoing persons has or will have a direct or indirect material interest. The RPT Policy requires the Audit Committee, subject to certain exceptions, to review and approve each related person transaction, which is any financial or other transaction, arrangement or relationship in which the company is a participant and any related person will have a direct or indirect interest. The RPT Policy sets forth procedures which the Audit Committee follows in connection with approving recurring transactions where the company is purchasing goods or services, non-recurring transactions where the company is purchasing goods or services, transactions with related persons where the company is the seller of goods or services and the hiring and compensation of related persons. The Audit Committee will approve or ratify such related person transactions if the transaction is consistent with the best interests of the company and its stockholders, or as otherwise provided therein. The Audit Committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing related person transactions. In addition, our Board of Directors, at its election, may designate a special committee of independent directors to review and approve related person transactions. Our Audit Committee, or any special committee that is so designated, may engage advisors to assist it in making the required evaluation of the terms of the proposed transactions.

Lease Arrangement

Our company currently rents our Selma, Texas, facility from Selma Investments, LLC. Selma Investments, LLC is a related person with the following individuals as members: the Sanfilippo Family GST Trust (25% owner), the Valentine Children Stock Partnership (25% owner), Rosalie Laketa (12 1/2% owner), Rita Zadurski (12 1/2% owner), the Joseph J. Karacic Trust (8 1/3% owner), the Roseanne E. Christman Trust (8 1/3% owner) and Elaine T. Donovan (8 1/3% owner). We originally acquired the Selma, Texas facility in 1992 and sold it to a series of partnerships in 2006, which later became Selma Investments, LLC, and leased back the facility. The sale price of the Selma facility in September 2006, which was based on an appraisal by Joseph J. Blake and Associates, Inc., an independent appraiser, was $14,300,000. The term of the lease was 10 years with three five-year renewal options. Our company’s lease payment was fixed at $109,052 per month through the fifth anniversary date. In September 2011, our company’s lease payment was reset to $121,452 per month for an additional five years based on a Consumer Price Index Factor.

In fiscal 2016, the company discussed extending and renegotiating aspects of the Selma lease with Selma Investments, LLC. Through a committee of independent directors, the company engaged a third party appraiser to evaluate the market value and the fair market rent for the Selma property and considered other potential alternatives with respect to the company’s operations at the Selma facility. After evaluating several options, the special committee unanimously approved the company entering into a lease extension with Selma Investments, LLC.

The company exercised two five-year renewal options to extend the lease to September 2026. The terms of the lease extension became effective September 2016 and provided for a decrease in the total rentable square feet, a decrease in rent per square foot and adjustments to the rent per square foot for the second five-year renewal option expiring in 2026 (and for the final renewal option, if exercised by our company) based on a Consumer Price Index Factor. Our company’s lease payment was fixed at $103,177 per month through the fifth anniversary date of such lease extension. In September 2021, the first five-year renewal option ended and the base monthly lease amount was reassessed. In accordance with the accompanying increase in the applicable Consumer Price Index Factor, the monthly payments increased to $113,624 beginning in September 2021.

The total amount paid under the lease in fiscal 2022 was $1,346,771. Our company has the option to purchase the facility and this option is irrevocable through any of the renewal periods. The purchase price would be the greater of $14,300,000 or 95% of the fair market value of the facility. Our company also has a right of first refusal, allowing it to match any offer that may be made on the leased premises from a third party.

Compensation Arrangements

The Compensation and Human Resources Committee (which consists of the same three members as the Audit Committee) has been delegated and reviewed and approved certain compensation (as disclosed in the “Compensation Discussion and Analysis” section above) of Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr. for fiscal 2022. The below compensation arrangements were also approved by our Compensation and Human Resources Committee under our RPT Policy.

During fiscal 2022, we paid compensation to James A. Valentine for his service as Senior Technical Advisor of our company. Mr. Valentine’s total compensation for fiscal 2022 was $328,528, including $55,402 of incentive compensation as a participant in the SVA Plan and $93,516 of equity compensation (or 1,261 RSUs overall with a fair value of $74.16 per share) related to an RSU grant with a grant date of November 10, 2021.

Sanfilippo Split-Dollar Life Policy Termination

As discussed on page 46 above under “Certain Insurance Policy Arrangements,” in fiscal 2022 the Sanfilippo family exercised their contractual option to purchase certain life insurance policies from the company and consequently the company sold its ownership of such Sanfilippo family related policies to the Sanfilippo family. The company and certain Sanfilippo family members entered into a Split-Dollar Insurance Agreement Notice of Termination and Purchase Agreement on December 24, 2021, which was further amended on February 21, 2022 (as amended, the “Split-Dollar Purchase Agreement”). Under the Split-Dollar Purchase Agreement, the company amended the terms of the respective Split-Dollar Agreement with the Sanfilippo family such that the Sanfilippo family paid the greater of the aggregate premiums paid on such policies and the aggregate cash surrender value of such policies (rather than just the cash surrender value of such policies, as previously required), which resulted in a payment of $3,224,709 to the company on March 9, 2022. The Audit Committee reviewed and approved the terms of the Split-Dollar Purchase Agreement.

OTHER ANNUAL MEETING MATTERS

Annual Report on Form 10-K

Our annual report on Form 10-K for the fiscal year ended June 30, 2022, has been included in the delivery of this Proxy Statement or is available at http://www.proxydocs.com/JBSS. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

We will provide without charge, upon the written request of any stockholder, a copy of our most recent fiscal year’s annual report on Form 10-K, including the financial statements and the financial statement schedules. Such written request should be directed to:

John B. Sanfilippo & Son, Inc.

Stockholder Annual Report Request

Attn: Corporate Secretary

1703 N. Randall Road

Elgin, Illinois 60123-7820

Stockholder Communication with Directors

We recognize the importance of providing our stockholders with the ability to communicate with members of the Board of Directors. Accordingly, we have established a policy for stockholder communications with directors. This policy is not intended to cover communications of complaints regarding (among other things) accounting or auditing matters, or human resources complaints, with respect to which we have established the “Anonymous Incident Reporting” policy, which is posted on our website at www.jbssinc.com. Stockholders wishing to communicate with the Board of Directors as a whole, or with certain directors individually, may do so by sending a written communication to the following address:

John B. Sanfilippo & Son, Inc.

Stockholder Communications with Directors

Attn: Corporate Secretary

1703 N. Randall Road

Elgin, Illinois 60123-7820

Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder. Each such communication will be received for handling by our Secretary for the sole purpose of determining whether the contents represent a communication to the Board of Directors or to an individual director. The Secretary will maintain originals of each communication received and will provide copies to the addressee(s) and any appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder. The Board of Directors, the committee(s) or the applicable individual director(s) may elect to respond to the communication as each deems appropriate.

Stockholder Proposals for the 2023 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Internet Notice, proxy statement and form of proxy for presentation at our 2023 annual meeting, the stockholder’s proposal must be received by us at our principal executive offices at 1703 N. Randall Road, Elgin, Illinois 60123-7820 by May 24, 2023. The proposal should be sent to the attention of the Secretary of our company.

If a stockholder intends to present a proposal at the 2023 annual meeting that is not to be included in our company’s proxy materials, the stockholder must comply with the various requirements established in our company’s Bylaws. Among other things, the Bylaws require that the holder of Common Stock submit a written notice to the Secretary of our company at the address in the preceding paragraph not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Thus, any notice by a holder of Common Stock must be received at our principal executive offices no later than the close of business on August 5, 2023, and no earlier than the close of business on July 6, 2023. However, if the annual meeting date is more than 30 days before or more than 70 days after such anniversary date, notice by stockholders must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on November 3, 2022. This year, we are again following the Commission’s “Notice and Access” rule. Most stockholders of record will receive the Internet Notice in lieu of a printed paper copy of our proxy materials. The Internet Notice provides instructions as to how stockholders can access our proxy statement and annual report online at http://www.proxydocs.com/JBSS, describes matters to be considered at the Annual Meeting, and gives instructions as to how shares can be voted. Stockholders receiving the Internet Notice can request a printed paper copy of the proxy materials by following the instructions set forth in the Internet Notice. Should a stockholder need directions on how to access the virtual Annual Meeting and vote electronically, please call (847) 214-4612.

Proxy Solicitation

The Internet Notice will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including our proxy statement and our annual report, at the Internet website address http://www.proxydocs.com/JBSS. All stockholders of record were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. Stockholders who are beneficial owners of our stock held in street name (e.g. holding shares of our stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card or Internet Notice or information from their broker, bank or other holder of record.

Proxies will be solicited from stockholders by telephone, Internet and postal mail. Proxies may also be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone, fax or e-mail, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Internet Notice, proxy materials, or any other soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of the Internet Notice and the preparation and mailings of this Proxy Statement and accompanying materials, and the related proxy solicitation, will be borne by us.

Whether or not a stockholder plans to attend the Annual Meeting and vote electronically, we request that the stockholder read our proxy materials and submit the stockholder’s proxy vote. A stockholder submitting a proxy vote will not affect the stockholder’s right to attend the meeting and vote electronically. A stockholder who has given a proxy may revoke it by: (a) delivering a written notice of revocation to our Secretary prior to the exercise of the proxy at the Annual Meeting; (b) duly submitting a subsequent proxy so that it is received by 5:00 P.M. Eastern Time on November 2, 2022; or (c) attending the Annual Meeting and voting electronically. Any written notice of revocation should be received by us at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary before the closing of the polls at the Annual Meeting.

Stockholder Change of Address

Stockholders must submit changes to the address and/or title associated with their stock certificates by contacting our transfer agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

1-(800)-937-5449

www.astfinancial.com

We shall not be responsible for the consequences of a stockholder’s failure to provide such updates to our transfer agent, which could include, but are not limited to, loss of shares, non-payment of dividends or non-receipt of proxy solicitation materials.

Other Matters

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Internet Notice and the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

By Order of the Board of Directors

GINA M. LAKATOS
Secretary

Elgin, Illinois

September 21, 2022

JOHN B. SANFILIPPO & SON, INC.

1703 N. Randall Rd. | Elgin, IL 60123-7820 U.S.A. | P 847.289.1800 F 847.289.1843

jbssinc.com

Fisher nuts

Orchard Valley HARVEST®

SQUIRREL NUTS SINCE 1888

PRIVATE BRANDS

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/JBSS Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-390-5359 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders For Stockholders of record as of September 06, 2022 TIME: Thursday, November 3, 2022 11:30 AM, Central Time PLACE: Via a live audio-only webcast at www.proxydocs.com/JBSS. There is no physical location for the 2022 Annual Meeting. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held live via the Internet (please visit www.proxydocs.com/JBSS for more details) on Thursday, November 3, 2022 at 11:30 A.M. Central Time, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Pamela Forbes Lieberman FOR 1.02 Mercedes Romero FOR 1.03 Ellen C. Taaffe FOR 2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2023 fiscal year. 3. Advisory vote to approve executive compensation. FOR AGAINST ABSTAIN FOR FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/JBSS Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/JBSS Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote   PHONE Call 1-866-390-5359 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders For Stockholders of record as of September 06, 2022 TIME: Thursday, November 3, 202211:30 A.M. Central Time PLACE: Via a live audio-only webcast at www.proxydocs.com/JBSS. There is no physical location for the 2022 Annual Meeting. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held live via the Internet (please visit www.proxydocs.com/JBSS for more details) on Thursday, November 3, 2022 at 11:30 A.M. Central Time, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders Please make your marks like this: The board of directors recommends a vote: FOR on proposals 1, 2 and 3 BOARD OF DIRECTORS YOUR VOTE RECOMMENDS PROPOSAL 1. Election of Directors FOR WITHHOLD 1.01 James J. Sanfilippo FOR 1.02 Jasper B. Sanfilippo, Jr. FOR 1.03 Jeffrey T. Sanfilippo FOR 1.04 John E. Sanfilippo FOR 1.05 Lisa A. Sanfilippo FOR 1.06 James A. Valentine FOR 1.07 Michael J. Valentine FOR FOR AGAINST ABSTAIN 2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2022 fiscal year. FOR 3. Advisory vote to approve executive compensation. FOR Note: Upon such other matters as may properly come before the Annual Meeting: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/JBSS Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date